CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.1

TRANSACTION AGREEMENT

by and among

KEURIG JV, LP

KEURIG DR PEPPER INC.

KEURIG GREEN MOUNTAIN, INC.

KGM MANUFACTURING LLC

KEURIG PRODUCTION HOLDING, LLC

and

AP KONA HOLDINGS LLC

Dated as of February 23, 2026

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES AND EXHIBITS

Schedule 1:	Restructuring Steps
Schedule 2:	Ownership of Units
Schedule 3:	JV Assets

Exhibit A:	Definitions
Exhibit B:	Form of A&R LPA
Exhibit C:	Form of Wholesale Agreement
Exhibit D:	Form of O&M Agreement
Exhibit E:	Form of Guaranty
Exhibit F:	Form of IP License Agreement
Exhibit G:	Form of Transfer Instrument
Exhibit H:	Form of Risk of Loss Agreement
Exhibit I:	Form of Agreement and Plan of Merger
Exhibit J:	Kodiak Preferred Term Sheet
Exhibit K:	Form of Supply Agreements

Keurig Partners Disclosure Schedule

-iv-

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of February 23, 2026 (the “Effective Date”), is made by and among Keurig JV, LP, a Delaware limited partnership (the “JV”), Keurig Dr Pepper Inc. (“Keurig Parent”), Keurig Green Mountain, Inc., a Delaware corporation (“KGM”), KGM Manufacturing LLC, a Delaware limited liability company (“KGMM”), Keurig Production Holding, LLC, a Delaware limited liability company (“Keurig USA Partner”), following execution of the joinder pursuant to Section 10.6, Keurig Lux HoldCo, S.a.r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Keurig Lux Partner” and, together with Keurig Parent, KGM, KGMM and Keurig USA Partner, the “Keurig Partners” and, together with the JV, the “Keurig Parties”) and AP Kona Holdings LLC, a Delaware limited liability company (“Co-Investor Limited Partner”). All of the signatories to this Agreement are collectively referred to as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, the Keurig Partners are engaged, among other things, in the JV Business;

WHEREAS, Keurig USA Partner, as the sole member of KGMM, desires to cause KGMM to merge with and into the JV, with the JV surviving such merger pursuant to the Agreement and Plan of Merger attached hereto as Exhibit I (the “Keurig Merger Agreement” and such merger, the “Keurig U.S. Contribution”) and, following such Keurig U.S. Contribution, (i) Keurig USA Partner shall own a number of limited partnership units of the JV listed next to Keurig USA Partner’s name on Schedule 2 and (ii) the JV shall own, or at the Closing will own assets related to, used or held for use in, the JV Business in the United States, as set forth in Schedule 3 (the “U.S. Contributed Assets”);

WHEREAS, as of the Effective Date, (i) Keurig Lux Partner owns all of the issued and outstanding limited liability company units of Keurig Canada ULC, as a successor of Keurig Canada Inc. (“KCULC”) and (ii) KCULC owns, or at the Closing will own assets related to, used or held for use in, the JV Business in Canada, as set forth in Schedule 3 (the “Canada Contributed Assets” and, together with the U.S. Contributed Assets, the “JV Assets” in each case other than the Excluded Assets);

WHEREAS, prior to the Closing, the Keurig Partners shall, and shall cause their Affiliates to, carry out certain restructuring steps in order to ensure that all or substantially all of the JV Assets are contributed to KGMM or KCULC, as applicable, prior to Closing, as set forth in Schedule 1 (the “Restructuring Steps”);

WHEREAS, Keurig Lux Partner desires to, and to cause its Affiliates to, contribute all of the issued and outstanding limited liability company units of KCULC, to the JV (the “KCULC Contribution”) in exchange for the number and class of limited partnership units of JV (the “Units”) listed next to Keurig Lux Partner’s name on Schedule 2, pursuant to a contribution agreement in a form reasonably satisfactory to the Co-Investor Limited Partner, consistent with the terms of this Agreement (the “KCULC Contribution Agreement”);

WHEREAS, Co-Investor Limited Partner desires to contribute the Purchase Price to the JV in exchange for the number and class of Units listed next to Co-Investor Limited Partner’s name on Schedule 2;

WHEREAS, the Parties will, or will cause their Affiliates to, enter into certain Ancillary Agreements at the Closing (as defined therein), including (i) an Amended and Restated Limited Partnership Agreement in the form set forth in Exhibit B (the “A&R LPA”), pursuant to which the Keurig Partners and Co-Investor Limited Partner will address certain governance matters of the JV, (ii) a Wholesale Agreement, in the form set forth in Exhibit C (the “Wholesale Agreement”), pursuant to which the JV will, among other things, sell and deliver Products to KGM and its Affiliates, (iii) an Operating and Maintenance Agreement in the form set forth in Exhibit D, pursuant to which KGM and its Affiliates will lease certain employees to the JV and provide management and oversight services to the JV for purposes of performing all work, services and other activities in connection with the development, installation, commissioning, operation, maintenance and use (including pod production and inventory activities) required by the JV to maintain and operate the JV Assets and certain other administrative services (the “O&M Agreement”), (iv) a Parent Guaranty Agreement in the form set forth in Exhibit E (the “Guaranty”), (v) an Intellectual Property License Agreement in the form set forth in Exhibit F, pursuant to which KGM and its Affiliates will grant a license or sublicense to certain intellectual property necessary for the operation and maintenance of the JV Assets and the manufacturing of Products (the “IP License Agreement”), (vi) a Risk of Loss Agreement in the form set forth in Exhibit H, pursuant to which KGM and the JV set forth the process and allocation of risk and responsibility with respect to any certain casualty events that may disrupt operations or the production of Products (the “Risk of Loss Agreement”), and (vii) one or more Supply Agreements in substantially the form set forth in Exhibit K, pursuant to which the JV would purchase green coffee beans, raw materials and other consumables necessary for the JV to perform its obligations under the Wholesale Agreement from KGM (the “Supply Agreements”), in each case, as more specifically described in such Ancillary Agreement; and

WHEREAS, each of the Keurig Partners, the JV and Co-Investor Limited Partner desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

CLOSING; CLOSING DELIVERIES

Section 1.1 Restructuring Steps; Contribution; Issuance of Units. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein:

(a)  prior to the Closing, KGM shall effect, or cause its Affiliates to effect, the Restructuring Steps;

(b)  on the Closing Date, and concurrently with the completion of the Restructuring Steps, KGM shall, and shall cause its Affiliates (including Keurig Lux Partner and KGMM) to, (i) effect the Keurig U.S. Contribution, in exchange for Class A-1 Units, Class B-1 Units and Class C Units and (ii) cause Keurig Lux Partner to contribute, transfer and assign to the JV all of its rights, title and interest in and to the limited liability company units of KCULC, free and clear of any Liens, in exchange for Class A-1 Units, Class B-1 Units and Class C Units ((i) and (ii), collectively, the “Keurig Parent Contribution”), in each case in exchange for the number of such Units as listed next to each of Keurig USA Partner’s and Keurig Lux Partner’s name on Schedule 2; and

(c)  at the Closing, Co-Investor Limited Partner shall contribute the Purchase Price to the JV (the “Co-Investor Capital Contribution” and, together with the Keurig Parent Contribution, the “Contribution”), in exchange for the number of Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units, in each case as listed next to the Co-Investor Limited Partner’s name on Schedule 2 (the issuance of such Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units, the “Co-Investor Issuance”).

Section 1.2 Time and Place of Closing.

(a)  The Transactions shall be consummated substantially simultaneously, by way of electronic exchange of documents (the “Closing”), on a date designated by the Keurig Partners upon not less than three (3) Business Days’ prior written notice to the Co-Investor Limited Partner (the “Closing Notice”) following the satisfaction or waiver of all of the conditions set forth in Article VII in accordance with this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), which date shall be no later than the closing date of the JDEP Acquisition. The Closing shall be deemed to occur at 12:01 a.m. ET on the date on which the Closing occurs (the “Closing Date”). Notwithstanding the foregoing, the Keurig Partners shall use commercially reasonable efforts to deliver the Closing Notice to Co-Investor Limited Partner at least ten (10) Business Days prior to the designated Closing Date.

(b)  It shall be a condition subsequent to the Closing that the JDEP Acquisition is consummated (the date on which the JDEP Acquisition is consummated, the “JDEP Acquisition Closing”). Except as otherwise agreed in writing by Keurig Parent and Co-Investor Limited Partner, if the JDEP Acquisition is not consummated within ten (10) Business Days of the Closing Date (provided, that if the parties thereto are continuing to work in good faith toward the closing of the JDEP Acquisition, such date shall be extended by an additional five (5) Business Days), then (x) the Closing, together with the Co-Investor Issuance and the Ancillary Agreements entered into at or after the Closing and the transactions consummated thereunder, shall be immediately null and void, (y) the Purchase Price shall promptly be returned to the Co-Investor Limited Partner, in full, by wire transfer of immediately available funds to an account that is specified in writing by Co-Investor Limited Partner and (z) Keurig Parent shall pay to the Co-Investor Limited Partner, by wire transfer of immediately available funds to an account that is specified in writing by Co-Investor Limited Partner, an amount necessary to provide the Co-

Investor Limited Partner an IRR (as defined in the A&R LPA) as of such date equal to the Target IRR (as defined in the A&R LPA) with respect to the aggregate amount of the Purchase Price (and any additional Capital Contributions (as defined in the A&R LPA) made by the Co-Investor Limited Partner, if any, applicable thereto). Any amount not paid when due pursuant to this Section 1.2(b) shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. For the avoidance of doubt, in no event shall the Co-Investor Limited Partner or any Co-Investor (or any of their Affiliates) be required to return any payments under the A&R Commitment Letter, the Fee Letters or the Allocation and Expense Reimbursement Letter (it being understood and agreed that any fees or other payments thereunder shall be fully payable at, and non-refundable following, the Closing).

Section 1.3 Deliveries at the Closing.

(a)  By the Keurig Partners. At the Closing, the Keurig Partners shall deliver or cause to be delivered to:

(i)  Co-Investor Limited Partner, counterparts of the transfer instruments transferring the JV Assets to the JV as contemplated by Section 1.1(a) in the form set forth in Exhibit G, duly executed by all of the parties thereto;

(ii)  Co-Investor Limited Partner, counterparts of each of the Ancillary Agreements to which any of the Keurig Partners or any of their Affiliates is or will be a party, duly executed by the applicable Keurig Partner or its Affiliate(s) party thereto;

(iii)  the JV, a properly completed and duly executed IRS Form W-8 or W-9, as applicable of Keurig Lux Partner and Keurig USA Partner;

(iv)  Co-Investor Limited Partner, Lien Releases in respect of all Liens (except for Permitted Liens) on any of the JV Assets in respect of third party Indebtedness for borrowed money;

(v)  Co-Investor Limited Partner, if applicable pursuant to Section 5.9, the Kodiak Preferred Stock Investment Agreement, duly executed by Kodiak Newco and any other Keurig Partner or Affiliate of the Keurig Partners party thereto; and

(vi)  Co-Investor Limited Partner, a certificate, dated as of the Closing Date, duly executed by an authorized officer of each Keurig Partner on behalf of such Keurig Partner, certifying that, as of the Closing, each of the conditions set forth in Section 7.3(a), Section 7.3(c), Section 7.3(e), Section 7.3(f) , Section 7.3(g) and Section 7.3(h) has been satisfied.

(b)  By the JV. At the Closing, the JV shall deliver or cause to be delivered to:

(i)  the Keurig Partners and Co-Investor Limited Partner, counterparts of each of the Ancillary Agreements to which the JV is or will be a party, duly executed by the JV;

(ii)  Keurig Lux Partner and Keurig USA Partner, a certificate, in form and substance reasonably acceptable to Co-Investor Limited Partner, evidencing the Units to be held by Keurig Lux Partner in accordance with Section 1.1(a);

(iii)  Co-Investor Limited Partner, a certificate, in form and substance reasonably acceptable to Co-Investor Limited Partner, evidencing the Units to be held by Co-Investor Limited Partner in accordance with Section 1.1(c);

(iv)  Co-Investor Limited Partner, if applicable pursuant to Section 6.2, the Kodiak Preferred Stock Investment Agreement, duly executed by the JV;

(v)  Co-Investor Limited Partner, a certificate, dated as of the Closing Date, duly executed by an authorized officer of the JV, certifying that each of the conditions set forth in Section 7.3(b) and Section 7.3(d) has been satisfied; and

(vi)  Co-Investor Limited Partner or its designee(s), all amounts payable pursuant to Section 10.2 by wire transfer of immediately available funds to an account that is specified in writing by Co-Investor Limited Partner at least three (3) Business Days prior to the Closing.

(c)  By Co-Investor Limited Partner. At the Closing, and as consideration for the Co-Investor Issuance, Co-Investor Limited Partner shall deliver or cause to be delivered to:

(i)  the Keurig Partners, counterparts of each of the Ancillary Agreements to which Co-Investor Limited Partner or any of its Affiliates is or will be a party, duly executed by Co-Investor Limited Partner or its applicable Affiliate party thereto;

(ii)  the JV, a properly completed and duly executed IRS Form W-9 of Co-Investor Limited Partner;

(iii)  the JV, the Purchase Price, by wire transfer of immediately available funds to an account that is specified in writing by the JV at least three (3) Business Days prior to the Closing; and

(iv)  the Keurig Parties, a certificate, dated as of the Closing Date, duly executed by an authorized officer of Co-Investor Limited Partner, certifying that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE KEURIG PARTIES

Except (a) as set forth in the Disclosure Letter delivered to Co-Investor Limited Partner by the Keurig Parties concurrently with the execution and delivery of this Agreement (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent) or (b) except with respect to Section 2.1, Section 2.2, Section 2.3 and Section 2.4, as set forth with reasonable specificity in relation to the JV Business based on a plain reading of such disclosure in the Keurig Reports filed or furnished in the three (3) years prior to the Effective Date (excluding any disclosures in such Keurig Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding any content of such Keurig Reports that have been redacted or omitted pursuant to applicable Law),each of the Keurig Parties hereby represents and warrants to Co-Investor Limited Partner as of the Effective Date and as of the Closing as follows:

Section 2.1 Organization, Good Standing and Qualification.

(a)  Each of the JV Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent, materially delay, or materially impede the performance by the JV Entities of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions. The JV Entities (i) have all requisite corporate or similar power and authority to carry on such portion of the JV Business as is presently conducted by them or as is presently contemplated by them to be conducted and (ii) are qualified to do business and are in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of the JV Entities or conduct of the JV Business conducted by them requires such qualification, except in the case of clauses (i) and (ii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent, materially delay, or materially impede the performance by the JV Entities of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

(b)  The Keurig Parties have made available to Co-Investor Limited Partner complete and correct copies of the Organizational Documents of the JV Entities, each as in effect or adopted on the Effective Date. The Organizational Documents of each JV Entity are in full force and effect. No JV Entity is in violation of any provision of its Organizational Documents, except as is not and would not, individually or in the aggregate, reasonably be expected to be material to the JV Business and/or prevent, materially delay or materially impede the ability of the JV Entities to consummate the Transactions.

Section 2.2 Authority; Approval; Enforceability. Each JV Entity has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each JV Entity has been duly and validly authorized by all necessary organizational action on the part of the JV Entities. The execution, delivery and performance of each of the Ancillary Agreements to which the JV Entities will be a party has been duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the JV Entities and, when executed and delivered by the Co-Investor Limited Partner and the other parties thereto, will constitute a valid and legally binding agreement of the JV Entities, enforceable against such party pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 2.3 No Conflict; Required Filings and Consents.

(a)  The execution, delivery and performance by the JV Entities of this Agreement or the Ancillary Agreements to which such JV Entities are, or at the Closing will be, party or the consummation of the Transactions will not (i) conflict with, breach or violate the Organizational Documents of any JV Entity, (ii) conflict with, breach or violate any Law applicable to the JV Entities or by which any of their respective properties or assets are bound or affected, (iii) result in a violation or revocation of any Permit, (iv) result in the creation of, or require the creation of, any Lien upon any equity securities of the JV Entities or any of their respective assets or properties or (v) with or without notice or lapse of time, or both, result in any breach or violation of or loss of any rights under, or constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which a JV Entity is party any or by which any of their respective properties or assets are bound or require the consent from or notice to a counterparty under any Contract, other than, in the case of clauses (ii)-(v), any such failures to obtain a consent or send a notice or violations, conflicts, breaches, defaults, rights or Liens that is not and would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or materially impede the performance by the JV Entities of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

(b)  The execution, delivery and performance by the JV Entities of the this Agreement or the Ancillary Agreements or the consummation of the Transactions by the JV Entities will not require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, other than where the failure to obtain such consents, approvals, authorizations, waivers or Permits, or to make such filings or notifications is not and would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or materially impede the consummation of the Transactions by the JV Entities.

Section 2.4 Capitalization; Subsidiaries.

(a)  As of immediately following the Closing, the authorized equity interests and capital structure of the JV shall be as set forth in the A&R LPA. All of the Units have been, or at the Closing will be, duly authorized, and are validly issued, fully paid and non-assessable and were issued in compliance with applicable Law and the JV’s Organizational Documents.

(b)  Section 2.4(b) of the Disclosure Letter sets forth a true, correct and complete list of all of the JV Entities and lists, for each such JV Entity, (i) its name, (ii) its jurisdiction of organization, (iii) its authorized capital stock and other Equity Securities, (iv) the number and type of its issued and/or outstanding Equity Securities and (v) the record and beneficial ownership of such Equity Securities, which, in the case of clauses (iii)-(v), reflect such information both as it exists prior to the consummation of the Restructuring Steps and following consummation of the Restructuring Steps. Except as set forth on Section 2.4(b) of the Disclosure

Letter, there are no outstanding Equity Securities of the JV Entities. All the outstanding Equity Securities of each JV Entity have been duly authorized, and are validly issued, fully paid and non-assessable and were issued in compliance with applicable Law and their respective Organizational Documents (other than any transfer restrictions imposed by federal, state or provincial securities Laws and those imposed under the Delaware Act or the comparable statute in such JV Entity’s jurisdiction of formation, organization or incorporation).

(c)  Except as set forth herein in connection with the Restructuring Steps, the Keurig U.S. Contribution and the Keurig Parent Contribution, none of the JV Entities is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or other similar Contract with respect to any Equity Securities of the JV Entities. Except as set forth herein in connection with the Restructuring Steps, the Keurig U.S. Contribution or the Keurig Parent Contribution, there are no outstanding obligations of any kind to issue, sell, transfer, purchase, repurchase, redeem or otherwise acquire any Equity Securities of the JV Entities. There are no Contracts (including subscriptions, options, warrants, rights, calls, or other arrangements of any kind) or other outstanding obligations, contingent or otherwise, of the JV Entities to purchase, repurchase, redeem or otherwise acquire any Equity Securities of, or provide funding to (in the form of a loan, capital contribution or otherwise) or make any equity or debt investment in, any Person.

Section 2.5 Absence of Liabilities.

(a)  Except as reflected, reserved against or otherwise disclosed in the JV Financial Statements, (x) the JV Entities do not have any Liabilities, and (y) neither the Keurig Partners nor their Subsidiaries have any Liabilities for which the JV Entities are, or at the Closing will be, liable, other than, in the case of clauses (x) and (y), (a) Liabilities that were incurred in the ordinary course consistent with past practice, (b) Liabilities permitted to be incurred in connection with this Agreement, the Ancillary Agreements or the Transactions, and (c) Liabilities that have been incurred in the performance of obligations under Contracts to which a JV Entity is, or will be at the Closing, a party in the ordinary course (other than as a result of any breach thereof by a JV Entity, a Keurig Partner or its Subsidiaries) or that would not, individually or in the aggregate, reasonably be expected to be material to the JV Business.

(b)  Except as set forth on Section 2.5(c) of the Disclosure Letter, the JV Entities do not have, and at the Closing will not have, any Indebtedness.

(c)  Except as set forth on Section 2.5(c) of the Disclosure Letter, neither the JV Entities nor any JV Assets are subject to any Liens, other than Permitted Liens.

Section 2.6 Absence of Certain Changes. Since December 31, 2025 until the Effective Date:

(a)  except as contemplated by this Agreement or any Ancillary Agreements, the JV Business has been operated in the ordinary course of business in all material respects;

(b)  there has not been any change, event, development or circumstance that has had or would reasonably be expected to result in, individually or in the aggregate, a JV Material Adverse Change; and

(c)  except as contemplated by the Restructuring Steps, no Keurig Party has taken any action which, if taken after the Effective Date, would require the consent of Co-Investor Limited Partner pursuant to Section 5.1.

Section 2.7 Litigation.

(a)  There are no, and since December 31, 2022 there have not been any, Claims pending or threatened in writing or, to the Knowledge of the Keurig Partners, orally, against, by, involving or affecting the JV Entities, the JV Assets or, to the extent relating to or affecting the JV Business, the Keurig Entities, in each case, which would, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent or materially delay, or materially impede the consummation of the Transactions by the Keurig Parties.

(b)  There are no, and since December 31, 2022 there have not been any, judgments, Orders, writs, injunctions, decrees or awards of any Governmental Entity involving or affecting the JV Entities, the JV Assets or, to the extent relating to or affecting the JV Business, the Keurig Entities, in each case, which would, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent or materially delay, or materially impede the consummation of the Transactions by the JV Entities.

Section 2.8 Financial Statements.

(a)  Section 2.8(a) of the Disclosure Letter sets forth the audited combined statement of operations, combined statement of comprehensive income, combined statements of cash flows, in each case, of Keurig Parent for the year ended December 31, 2024 and the audited combined balance sheet of Keurig Parent as of December 31, 2024 (together with any notes thereto, the “Keurig Parent Audited Financial Statements”) and the unaudited combined statement of operations, combined statement of comprehensive income, combined statements of cash flows, in each case, of Keurig Parent for the year ended December 31, 2025 and the unaudited combined balance sheet of Keurig Parent as of December 31, 2025 (the “Keurig Parent Unaudited Financial Statements” and, together with the Keurig Parent Audited Financial Statements, the “Keurig Parent Financial Statements”). The Keurig Parent Financial Statements (A) were prepared in accordance with GAAP, subject in the case of the Keurig Parent Unaudited Financial Statements, to normal and recurring year-end adjustments (none of which are material to Keurig Parent or its Subsidiaries either individually or in the aggregate) and the lack of footnotes (which if presented would not be material to Keurig Parent or its Subsidiaries, individually or in the aggregate, or materially different from those in the Keurig Parent Audited Financial Statements), (B) present fairly, in all material respects, the combined financial position and the combined results of operations of Keurig Parent and its Subsidiaries, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and (C) have been prepared from, and are consistent with, the books and records of Keurig Parent and its Subsidiaries.

(b)  Section 2.8(b) of the Disclosure Letter sets forth certain financial data of the JV Business for the years ended December 31, 2024 and December 31, 2025 (the “JV Financial Statements”). The JV Financial Statements were extracted from the Keurig Parent Financial Statements, and were are prepared in accordance with GAAP using the same principles, methodology, and practices used to extract the underlying data that were used to prepare the Keurig Parent Financial Statements. The JV Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations of JV Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(c)  The JV Financial Statements and Section 2.8(b) are qualified by the fact that (A) the JV Business has not operated on a standalone basis and has historically been reported within Keurig Parent’s consolidated financial statements, (B) the Keurig Parent Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the JV Business would incur on a standalone basis, and (C) the JV Financial Statements (1) were not subject to an audit or any year-end close process with normal year-end adjustments (such as tax computations, intercompany eliminations) and (2) were calculated on the following basis: (A) balances were calculated on a constant currency basis; (B) without reflecting corporate overlay adjustments in respect of leases, asset retirement obligations, audit, stock compensation, restructuring accruals and (C) do not reflect certain adjustments related to different bases of financial reporting required as a result of the carve out accounting (such as goodwill).

(d)  Keurig Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Keurig Parent Financial Statements and the JV Financial Statements in conformity with GAAP, except for any deficiency that, individually or in the aggregate, would not reasonably be expected to be material to the JV Business.

Section 2.9 Compliance with Laws; Permits

(a)  Since December 31, 2022, the JV Entities and, to the extent relating to or affecting the JV Business, the Keurig Entities and except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business (i) have not been, and are not, in violation of any Laws or Orders (including Laws with respect to the collection or use of Personal Information), and (ii) have not received any fine, citation, notification or communication from any Governmental Entity or other Person nor, to the Knowledge of the Keurig Partners, has any notice, action or assertion been filed or commenced against the JV Entities or, to the extent relating to or affecting the JV Business, the Keurig Entities, (A) asserting that such Person is not in compliance with any Law or Order or (B) threatening to revoke any Permit owned by the JV Entities and, to the extent relating to or affecting the JV Business, the Keurig Entities or otherwise used or held by the JV Business. Neither the JV Entities, nor, to the extent related to the JV Business, the Keurig Entities, in each case are, or since December 31, 2022 have been, under investigation with respect to, or been given notice of, any violation of any applicable Law or Order except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business.

(b)  Except as set forth on Section 2.9(b) of the Disclosure Letter, the JV Entities have, or at the Closing will have, all Permits necessary to own and operate the JV Assets and to carry on the JV Business as presently conducted and as is presently contemplated to be conducted except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business. All such Permits are valid and in good standing and full force and effect. The Keurig Parties or their Affiliates have obtained, and since December 31, 2022 have been in compliance with, all Permits issued or granted by a Governmental Entity to the extent necessary to validly and lawfully conduct such portion of the JV Business, except those the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the JV Business. There are no, and since December 31, 2022 there have not been, any Claims pending or threatened in writing or, to the Knowledge of the Keurig Partners, orally, in each case in writing, that would reasonably be expected to result in the termination, revocation, cancellation, suspension, invalidation or modification of any such Permit, except for such Claims which would not, individually or in the aggregate, reasonably be expected to be material to the JV Business. To the Knowledge of the Keurig Partners, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to result in the termination, revocation, cancellation, suspension, invalidation or modification, default or violation of any such Permit except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business, since December 31, 2022, (i) none of the JV Entities nor, to the extent relating to or affecting the JV Business, the Keurig Entities has violated any applicable Law relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (any such Law, an “Anti-Corruption Law”), and (ii) no director, officer, or, to the Knowledge of the Keurig Partners, agent, employee, representative, consultant, joint venture partner or other Person acting for or on behalf of the JV Entities or Keurig Entities has, with respect to the JV Business, violated any Anti-Corruption Law. Through the Effective Date, none of the JV Entities nor, to the extent related to the JV Business, the Keurig Entities has received any written notice alleging any such violation of any Anti-Corruption Law.

(d)  Since December 31, 2022, (i) neither the JV Entities nor, to the extent related to the JV Business, the Keurig Entities has (x) violated applicable Sanctions, (y) engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person or (z) been the subject of or otherwise involved in an investigation or enforcement action by any Governmental Entity or other Claim with respect to any actual or alleged violations of Sanctions, and has not been notified of any such pending Claims, Claims threatened in writing or, to the Knowledge of the Keurig Partners, oral Claims and (ii) JV Entities nor, to the extent related to the JV Business, the Keurig Entities, nor any of their respective directors, officers, or to the Keurig Partners’ Knowledge, any agent, employee, representative, consultant, joint venture partner or other Person acting for or on behalf of the foregoing has been a Sanctioned Person.

(e)  Since December 31, 2022, (i) neither the JV Entities nor, to the extent related to the JV Business, the Keurig Entities have (i) violated applicable Trade Control Laws or (ii) been the subject of or otherwise involved in an investigation or enforcement action by any Governmental Entity or other Claim with respect to any actual or alleged violations of Trade Control Laws, and have not been notified in writing of any such pending Claims, Claims threatened in writing or, to the Knowledge of the Keurig Partners, oral Claims.

(f)  The JV Entities and, to the extent related to the JV Business, each Keurig Entity have implemented and maintained policies and procedures to promote compliance with Anti-Corruption Laws, Sanctions and Trade Control Laws.

Section 2.10   Sufficiency of Assets.

(a)  Except as would not be, individually or in the aggregate, reasonably likely to be material to the JV Business, taking into account this Agreement, the Ancillary Agreements and the Transactions, as of the Effective Date the Keurig Parties or their Affiliates have, and as of the Closing the JV Entities will have, good and valid title to, or a valid leasehold interest in, the JV Assets (including all Real Property but excluding any Excluded Assets). The JV Assets, together with the rights, services and licenses provided to the JV under the Ancillary Agreements (which, for the avoidance of doubt, shall include the Real Property and the rights granted to the JV pursuant to the IP License Agreement but shall not otherwise include the Excluded Assets) constitute all of the assets, properties, rights (including Contracts and rights to Intellectual Property), privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used in or necessary to conduct the JV Business as presently conducted and as is presently contemplated to be conducted, consistent with past practices and are sufficient for the continued conduct of the JV Business after the Closing in substantially the same manner as conducted prior to the Closing, it being understood that no assets expressly identified as Excluded Assets or outside the scope of the Ancillary Agreements shall be required for such operation.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business, all improvements, fixtures, machinery, equipment, and other tangible JV Assets for use in the JV Business are in good operating condition, ordinary wear and tear excepted, have been regularly and properly serviced and maintained in the ordinary course of business consistent with past practice in a manner that, to the Knowledge of the Keurig Partners, would not void or limit the coverage of any warranty thereon.

Section 2.11   Keurig IP

(a)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business: (i) the Keurig Parties or their Affiliates, as applicable, own the Keurig IP to be licensed or sublicensed to the JV under the Main JV Agreements as of the Closing, free and clear of all Liens other than Permitted Liens, or license such Keurig IP pursuant to a valid Contract to which such Keurig Party or Affiliate is a party, (ii) since December 31, 2022, (x) the conduct and operations of the JV Business have not and, as presently conducted, do not infringe, misappropriate, or otherwise, violate any Intellectual Property owned by any other Person, (y) to the Knowledge of the Keurig Partners, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Keurig IP, and (z) no Keurig Parties or their Affiliates has received from or delivered to any Person written notice of a Claim for any such actual, alleged, or suspected infringement, misappropriation or other violation.

(b)  The Keurig Parties and their Affiliates have taken commercially reasonable steps designed to protect and maintain the secrecy, and confidentiality of all Trade Secrets included in the Keurig IP.

(c)  Since December 31, 2022, all current and former employees, consultants and contractors of the Keurig Parties or their Affiliates who have created, developed or authored material Keurig IP (i) have assigned to the Keurig Parties (or their Affiliates) their rights in such Keurig IP as a matter of Law or (ii) are subject to customary confidentiality and invention assignment agreements.

(d)  The IT Systems are in good working order and condition in all material respects, and the Keurig Parties and their Affiliates have in place commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, integrity and security of the IT Systems and data used in the JV Business from unauthorized access or use.

Section 2.12   Real Property

(a)  Section 2.12(a) of the Disclosure Letter sets forth a correct and complete list as of the Effective Date, of all Owned Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business, the JV Entities have good and valid title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. No party has any right of first offer, right of first refusal or purchase option with respect to any Owned Real Property.

(b)  Section 2.12(b) of the Disclosure Letter sets forth a correct and complete list of all the Leased Real Property and the Leases used in or held for use in the JV Business. The Keurig Partners have made available to Co-Investor Limited Partner complete and accurate copies of all Leases. Each Lease is, and following the Closing and after giving effect to the Transactions will be, legal, valid, binding, enforceable and in full force and effect. The Keurig Parties and their Affiliates have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. Except in any such case as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business, (i) none of the Keurig Parties or their Affiliates nor, to the Knowledge of the Keurig Partners, any other party to the Lease is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease and (ii) no Leased Real Property violates any applicable building code, zoning requirement or other Law relating to such property or operations thereon.

(c)  Except as set forth on Section 2.12(c) of the Disclosure Letter neither the Keurig Parties nor their Affiliates has transferred or assigned any interest in any Real Property or any Lease (including the collateral assignment or granting of any other security interest in such Real Property or Lease or any interest therein) other than a Permitted Lien, nor have the Keurig Parties or their Affiliates leased, subleased or otherwise granted rights of use or occupancy of any of the Real Property to any other Person or entity except, in each case, to the Keurig Parties or their Affiliates.

(d)  Except as set forth on Section 2.12(d) of the Disclosure Letter, to the knowledge of the Keurig Parties, the Keurig Parties and their Affiliates have not received notice in writing of any pending, and there are no threatened, condemnation, rezoning, taking, eminent domain or similar proceeding with respect to any material part of the Real Property. Except as would not materially interfere with the present uses of the improvements on any Real Property or as would not reasonably be expected to be material to the JV Business, taken as a whole, the improvements located on the Real Property are in reasonably good working order and condition for use in the JV Business, ordinary wear and tear excepted.

Section 2.13   Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Keurig Parties or their Affiliates with respect to the JV Business (“Insurance Policies”) (i) are with reputable insurance carriers, (ii) provide full and adequate coverage for all normal risks incident to the JV Business, (iii) are sufficient for compliance with applicable Laws and any material Contracts and (iv) are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain Insurance Policies that would not, individually or in the aggregate, reasonably be expected to be material to the JV Business. Each Insurance Policy is valid, binding and in full force and effect and all premiums due with respect to all Insurance Policies have been paid except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business.

Section 2.14   No Employees. Other than with respect to KCULC (as defined in Schedule 3), as of the Effective Date, and after giving effect to the Transactions, the JV Entities will have no employees.

Section 2.15   No Other Business. The JV has been formed solely for the purpose of engaging in the Transactions and, following the Closing, holding the JV Assets. The JV has not engaged, and will not engage prior to Closing, in any business activities other than those that are incidental to the Transactions and will have incurred no Liabilities or obligations other than those that are in relation to this Agreement, the Ancillary Agreements and the Transactions.

Section 2.16   Brokers and Finders. No Keurig Party has employed any investment banker, broker or finder or incurred or shall incur any Liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that the Keurig Partners or their Affiliates has employed Goldman Sachs & Co. LLC as its financial advisor in connection with the Transactions. The Keurig Partners are solely responsible for the fees and expenses of Goldman Sachs & Co. LLC.

Section 2.17   Taxes.

(a)  All income and other material Tax Returns required to be filed by or with respect to the JV Entities have been timely filed and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by or with respect to the JV Entities and the JV Assets (whether or not shown on any such Tax Return) have been paid to the proper Tax Authority or properly reserved for in accordance with applicable accounting principles. All material amounts that are required by law to be deducted, withheld or collected on payments to third parties by or with respect to the JV Entities and the JV Assets have been deducted, withheld and collected and have been remitted to the proper Tax Authority.

(b)   (i) No waiver or extension of any statute of limitations period for Taxes is currently in effect with respect to the JV Entities and the JV Assets, (ii) none of the JV Entities or the JV Assets are the subject of an audit or other examination relating to the payment of material Taxes, (iii) no written notice from any Tax Authority has been received that such an audit or examination described in clause (ii) is contemplated or pending, (iv) none of the JV Entities or the JV Assets are the subject of any assessment or other deficiency proceeding with respect to material Taxes, and (v) there are no Liens on the JV Assets for any failure to pay material Taxes (other than Permitted Liens).

(c)   No JV Entity (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a U.S. federal income Tax consolidated group the common parent of which is Keurig Parent), (ii) has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by Contract (excluding customary commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), (iii) has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (iv) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, (v) is a party to any Tax allocation or sharing agreement or similar arrangement or (vi) has an outstanding request for, or has received, a written ruling from a Tax Authority or entered into any written agreement with a Tax Authority with respect to any Taxes.

(d)   KCULC is, and has been since its conversion from Keurig Canada Inc. to an unlimited liability company, properly treated as a disregarded entity for U.S. federal income Tax purposes. KCM is, and has been since its inception, properly treated as a disregarded entity for U.S. federal income Tax purposes. The JV (i) had been properly treated as a disregarded entity since its inception and prior to the KCULC Contribution and (ii) is, and has been since the KCULC Contribution, properly treated as a partnership for U.S. federal income Tax purposes.

(e)   No Claim has been made in writing by any Tax Authority in a jurisdiction where a JV Entity does not file Tax Returns that such JV Entity is or may be subject to taxation with respect to the JV Assets in that jurisdiction.

(f)   No JV Entity will be required to include or accelerate any material item of income in, or exclude or defer any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition on or prior to the Closing Date, (ii) accounting method change or agreement with any Governmental Entity filed or made on or prior to the Closing Date or use of an improper method of accounting on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing or (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign law).

Section 2.18   Contracts. Except as set forth on Section 2.18 of the Disclosure Letter, as of immediately following the Closing, the JV Entities will not have any Contracts with the Keurig Partners or any of their Affiliates other than this Agreement and the Ancillary Agreements.

Section 2.19   Environmental Matters.

(a)  Each of the JV Entities and, to the extent relating to or affecting the JV Business, the Keurig Entities is and, since December 31, 2022, has been, in compliance with all Environmental Laws and Environmental Permits obtained or necessary for the ownership and operation of the JV Assets and the conduct of the JV Business, except for any noncompliance that would not, individually or in the aggregate, be material to the JV Business.

(b)  All Environmental Permits necessary for the ownership and operation of the JV Assets and the conduct of the JV Business as currently conducted have been obtained by the Keurig Parties or their Affiliates, are valid and in full force and effect, and there are no Claims pending or, to the Knowledge of the Keurig Partners, threatened to revoke, terminate, cancel, suspend or materially modify any such Environmental Permit, except as would not, individually or in the aggregate, be material to the JV Business.

(c)  There has been no Release, treatment, storage, handling, transport, or arrangement for disposal of, exposure of any Person to, or contamination by any Hazardous Substances at, on, under or migrating to or from, and Hazardous Materials are not present at, any property or facility, including any Real Property included in the JV Assets or utilized in connection with the JV Business, in each case in a manner or amount that has resulted in, or would reasonably be expected to result in, an obligation to investigate, remediate or otherwise respond, or other Liability, under Environmental Laws for the JV Business, except as would not, individually or in the aggregate, be material to the JV Business.

(d)  (i) Since December 31, 2022, no Environmental Claims have been received by, and there are no Environmental Claims pending or, to the Knowledge of the Keurig Partners, threatened against, the JV Entities nor, to the extent relating to or affecting the JV Business, the Keurig Entities, and (ii) there are no environmental liens filed or recorded against any Real Property included in the JV Assets, except in each case of (i) and (ii) as would not, individually or in the aggregate, be material to the JV Business.

(e)  No JV Entity or, to the extent relating to or affecting the JV Business, any Keurig Entity has assumed, undertaken, or provided an indemnity with respect to, any Liabilities of any other Person under any Environmental Laws or concerning any Hazardous Substances, except as would not, individually or in the aggregate, be material to the JV Business.

(f)  Without limiting the foregoing, to the Knowledge of the Keurig Partners, the materials used in the manufacture of Products by the JV Business and in Product packaging are, and since December 31, 2022 have been, in compliance with all Environmental Laws that regulate the chemical content or composition of, or environmental stewardship for, materials or packaging in each jurisdiction where the JV Business or its contractors, suppliers, or other supply chain participants operate, source, manufacture, transport, or sell Products, including extended producer responsibility and recyclability labeling, except for any noncompliance that would not, individually or in the aggregate, be material to the JV Business.

Section 2.20   No Other Representations or Warranties. Each of the Keurig Parties acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, the certificate contemplated by Section 1.3(c)(iv) or any Ancillary Agreement, neither Co-Investor Limited Partner nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Keurig Parties or any of their Subsidiaries or their respective Affiliates in connection with the Transactions, and the Keurig Parties have not relied on any representation or warranty other than those expressly set forth in Article IV, the certificate contemplated by Section 1.3(c)(iv) or any Ancillary Agreement. Without limiting the generality of the foregoing sentence, the Keurig Parties acknowledge and agree that they have not relied on any other information provided, or made available, to the Keurig Parties or any of their Subsidiaries or their respective Affiliates in connection with the Transactions, and that neither Co-Investor Limited Partner nor any of its Affiliates or any other Person shall be subject to any Liability to the Keurig Parties or any other Person resulting from (a) any misrepresentation by Co-Investor Limited Partner or its Affiliates or any other Person with respect to such information or (b) the Keurig Parties’ use of, or the use by any of its Affiliates or any other Person of, any such information, unless such information is expressly and specifically included in a representation or warranty set forth in Article IV, the certificate contemplated by Section 1.3(c)(iv) or any Ancillary Agreement. The Keurig Parties expressly disclaim any express or implied representation or warranty with respect to the JV Business (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Co-Investor Limited Partner or any of its Subsidiaries or their respective Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Co-Investor Limited Partner, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by the Keurig Parties or their Affiliates or any other Person with respect to any such information) other than those expressly set forth in Article II, Article III, the certificates contemplated by Section 1.3(a)(vi) or Section 1.3(b)(v) or any Ancillary Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE KEURIG PARTNERS

The Keurig Partners hereby represent to Co-Investor Limited Partner as of the Effective Date and as of the Closing as follows:

Section 3.1 Title. Keurig USA Partner has good and valid title to all the Units of the JV outstanding as of immediately prior to the Keurig U.S. Contribution, free and clear of all Liens. Other than this Agreement, no Keurig Partner a party to (a) any option, warrant, purchase right or other Contract or commitment that could require such it to sell, transfer or otherwise dispose of any Units or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity securities of the JV.

Section 3.2 Organization, Good Standing and Qualification. Each of the Keurig Partners is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization except as would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent, materially delay or materially impede the performance by the JV of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions. Each of the Keurig Partners (i) has all requisite corporate or similar power and authority to carry on its business as is presently conducted and (ii) is qualified to do business and are in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (i) and (ii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent, materially delay or materially impede the performance by the Keurig Partners of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

Section 3.3 Authority; Approval; Enforceability. The Keurig USA Partner has, and the Keurig Lux Partner will have upon execution of the joinder pursuant to Section 10.6, all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Keurig USA Partner has been, and, in the case of the Keurig Lux Partner, will have been upon the execution of the joinder pursuant to Section 10.6, duly and validly authorized by all necessary organizational action on the part of the Keurig Partners. The execution, delivery and performance of each of the Ancillary Agreements to which the Keurig Partners will be a party has been, and, in the case of the Keurig Lux Partner, will have been upon the execution of the joinder pursuant to Section 10.6, duly and validly authorized by all necessary corporate or other action on the part of the Keurig Partners. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Keurig USA Partner, and will have been duly executed and delivered by the Keurig Lux Partner upon execution of the joinder pursuant to Section 10.6, and, when executed and delivered by the other parties thereto, will constitute a valid and legally binding agreement of the Keurig Partners, enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 No Conflict; Required Filings and Consents.

(a)  The execution, delivery and performance by the Keurig Partners of this Agreement or the Ancillary Agreements to which the Keurig Partners are, or at the Closing will be, party or the consummation of the Transactions will not (i) conflict with, breach or violate the Organizational Documents of the Keurig Partners, (ii) conflict with, breach or violate any Law applicable to the Keurig Partners or by which any property or asset of the Keurig Partners is bound or affected, or (iii) with or without notice or lapse of time, or both, result in any breach or violation of or loss of any rights under, or constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which a Keurig Partner is party any or by which any of their respective properties or assets are bound or require the consent from or notice to a counterparty under any Contract, other than, in the case of clauses (ii) and (iii), any such failures to obtain a consent or send a notice or violations, conflicts, breaches or defaults that is not and would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or materially impede the consummation of the Transactions by the Keurig Partners.

(b)  The execution, delivery and performance by the Keurig Partners of this Agreement or the Ancillary Agreements to which the Keurig Partners are, or at the Closing will be, party or the consummation of the Transactions by the Keurig Partners will not require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, other than where the failure to obtain such consents, approvals, authorizations, waivers or Permits, or to make such filings or notifications is not and would not, individually or in the aggregate, reasonably be expected to be material to the JV Business or materially impede the consummation of the Transactions by the Keurig Partners.

Section 3.5 Litigation.

(a)  There are no Claims pending or, to the Knowledge of the Keurig Partners, threatened, in each case in writing, against the Keurig Partners which would, individually or in the aggregate, reasonably be expected to prevent or materially delay, or materially impede the performance by the Keurig Partners of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

(b)  No Keurig Partner is party to or subject to the provisions of any judgment, Order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to be material to the JV Business or prevent or materially delay, or materially impede the performance by the Keurig Partners of their obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

Section 3.6 Solvency. Each of the Keurig Partners is, and, after giving effect to the Transactions, including the payment of any related fees and expenses, at and immediately after the Closing, will be, Solvent, and no Keurig Partner is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Keurig Partners or any of their Subsidiaries or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CO-INVESTOR LIMITED PARTNER

Co-Investor Limited Partner hereby represents and warrants to the Keurig Partners and the JV as of the Effective Date and as of the Closing as follows:

Section 4.1 Organization, Good Standing and Qualification. Co-Investor Limited Partner is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except as would not, individually or in the aggregate, materially delay or materially impede the performance by Co-Investor Limited

Partner of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions. Co-Investor Limited Partner (i) has all requisite corporate or similar power and authority to carry on its business as is presently conducted and (ii) is qualified to do business and are in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (i) and (ii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected prevent, materially delay, or materially impede the performance by Co-Investor Limited Partner of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

Section 4.2 Authority; Approval; Enforceability. Co-Investor Limited Partner has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Co-Investor Limited Partner has been duly and validly authorized by all necessary organizational action on the part of Co-Investor Limited Partner. The execution, delivery and performance of each of the Ancillary Agreements to which Co-Investor Limited Partner will be a party has been duly and validly authorized by all necessary corporate or other action on the part of Co-Investor Limited Partner. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Co-Investor Limited Partner and, when executed and delivered by the other parties thereto, will constitute a valid and legally binding agreement of Co-Investor Limited Partner, enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a)  The execution, delivery and performance by the Co-Investor Limited Partner of this Agreement or the Ancillary Agreements to which the Co-Investor Limited Partner is, or at the Closing will be, party or the consummation of the Transactions will not (i) conflict with, breach or violate the Organizational Documents of Co-Investor Limited Partner, (ii) conflict with, breach or violate any Law applicable to Co-Investor Limited Partner or by which any property or asset of Co-Investor Limited Partner is bound or affected, or (iii) with or without notice or lapse of time, or both, result in any breach or violation of or loss of any rights under, or constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which a Co-Investor Limited Partner is party any or by which any of their respective properties or assets are bound or require the consent from or notice to a counterparty under any Contract, other than, in the case of clauses (ii) and (iii), any such failures to obtain a consent or send a notice or violations, conflicts, breaches or defaults that have not had and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impede the consummation of the Transactions by the Co-Investor Limited Partner.

(b)  The execution, delivery and performance by the Co-Investor Limited Partner of this Agreement or the Ancillary Agreements to which the Co-Investor Limited Partner is, or at the Closing will be, party or the consummation of the Transactions by Co-Investor Limited Partner will not require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, other than where the failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications has not had and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impede the consummation of the Transactions by the Co-Investor Limited Partner.

Section 4.4 Acquisition Entirely for Own Account. (a) The Units being acquired by Co-Investor Limited Partner are being acquired for investment for Co-Investor Limited Partner’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, (b) Co-Investor Limited Partner has no present intention of selling, transferring or otherwise distributing the same and (c) except as set forth in the Ancillary Agreements, Co-Investor Limited Partner does not have any contract, agreement or other arrangement with any other Person to sell, transferor otherwise distribute the Units being acquired by Co-Investor Limited Partner to any other Person (it being acknowledged that the foregoing clauses (a) through (c) shall not be a limitation on the sale of notes or issuance of debt by the Co-Investor Limited Partner, which shall be excluded from this Section 4.4).

Section 4.5 Litigation.

(a)  There are no Claims pending or, to the Knowledge of Co-Investor Limited Partner, threatened in each case in writing, against Co-Investor Limited Partner which would, individually or in the aggregate, reasonably be expected to prevent or materially delay, or materially impede the consummation of the Transactions by the Co-Investor Limited Partner.

(b)  Co-Investor Limited Partner is not party to or subject to the provisions of any judgment, Order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to prevent or materially delay, or materially impede the consummation of the Transactions by the Co-Investor Limited Partner.

Section 4.6 Equity Commitment Letter. The obligations of Co-Investor Limited Partner under this Agreement and the other Ancillary Agreements are not contingent on the receipt or availability of any funds or financing, and Co-Investor Limited Partner acknowledges and agrees that it is not a condition to the Closing that Co-Investor Limited Partner obtain financing for or relating to the transactions contemplated hereby. The A&R Commitment Letter is valid and in full force and effect, except as enforceability may be limited by Bankruptcy and Equity Exceptions. Except as specifically set forth in the A&R Commitment Letter, there are no conditions precedent to the obligation of Co-Investors to fund the amounts contemplated under the A&R Commitment Letter.

Section 4.7 Brokers and Finders. Co-Investor Limited Partner has not employed any investment banker, broker or finder or incurred or shall incur any Liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

Section 4.8 Independent Investigation; Investment Experience.

(a)  Co-Investor Limited Partner has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition and prospects of the JV and has been provided access to the books and records of the JV sufficient to make an informed investment decision regarding its acquisition of the Units and entry into this Agreement.

(b)  Co-Investor Limited Partner has such knowledge and experience in financial and business matters to enable Co-Investor Limited Partner to evaluate the merits and risks of an investment in the Units and to make an informed investment decision and understands that (i) such investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (ii) the acquisition of the Units hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment and (iii) there are substantial restrictions on the transferability of, and there is no public market for, the Units.

Section 4.9 No Other Representations or Warranties. Co-Investor Limited Partner acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, Article III, the certificates contemplated by Section 1.3(a)(vi) or Section 1.3(b)(v) or the Ancillary Agreements, none of the Keurig Parties nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to Co-Investor Limited Partner or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and Co-Investor Limited Partner has not relied on any representation or warranty other than those expressly set forth in Article II, Article III, the certificates contemplated by Section 1.3(a)(vi) or Section 1.3(b)(v) or the Ancillary Agreements. Without limiting the generality of the foregoing sentence, Co-Investor Limited Partner acknowledges and agrees that it has not relied on any other information provided, or made available, to Co-Investor Limited Partner or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that none of the Keurig Parties nor their Affiliates or any other Person shall be subject to any Liability to Co-Investor Limited Partner or any other Person resulting from (a) any misrepresentation by the Keurig Parties or their Affiliates or any other Person with respect to such information or (b) Co-Investor Limited Partner’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless such information is expressly and specifically included in a representation or warranty set forth in Article II, Article III, the certificates contemplated by Section 1.3(a)(vi) or Section 1.3(b)(v) or the Ancillary Agreements. The Co-Investor Limited Partner expressly disclaims any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to Co-Investor Limited Partner or any of its Subsidiaries or their respective Affiliates in connection with the Transactions other than those expressly set forth in Article IV, the certificate contemplated by Section 1.3(c)(iv) or any Ancillary Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business. Except as expressly required or permitted by this Agreement, from the Effective Date until the earlier of the Closing or termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), unless Co-Investor Limited Partner shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as reasonably required or necessary to effect the JDEP Acquisition or the Transactions, or as required by Law, the Keurig Parties and their respective Affiliates shall:

(a)  conduct the JV Business in the ordinary course of business in all material respects and use commercially reasonable efforts to maintain the JV Business and the JV Assets in substantially the same condition as they exist as of the Effective Date (normal wear and tear excepted), except, in each case, as may be reasonably required or necessary to respond to any emergency relating to protection of life or material property;

(b)  not take any action that, if taken after the Closing, would have been prohibited without the prior approval of the Co-Investor Limited Partner pursuant to the A&R LPA (which, for avoidance of doubt, includes all Unanimous Approval Matters (as defined in the A&R LPA));

(c)  not take any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions;

(d)  not permit the JV Entities to incur or otherwise have any Liability for any Indebtedness; and

(e)  promptly notify Co-Investor Limited Partner in writing of any fact, circumstance, event or action that is discovered or arises after the Effective Date, the existence, occurrence or taking of which has had, or would reasonably be expected to have, a material and adverse effect on the JV entities or the JV Business.

Section 5.2 Cooperation. During the Interim Period, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, the satisfaction of the conditions precedent to the obligations of any of the Parties. During the Interim Period, to the extent of the Knowledge of the Keurig Partners, the Keurig Partners shall promptly notify Co-Investor Limited Partner in writing of any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.3  Consents. During the Interim Period, the Keurig Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to obtain or make, or cause to be obtained or made, any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Person that is reasonably required in order to consummate the Transactions, including to assign or transfer the JV Assets to the JV Entities and to consummate the Restructuring Steps at or prior to the Closing.

Section 5.4 Access. During the Interim Period, the Keurig Parties shall (and shall cause their Subsidiaries to), at Co-Investor Limited Partner’s reasonable request, solely to the extent reasonably required or reasonably requested in connection with the consummation of the Transactions in accordance with the terms hereof, provide Co-Investor Limited Partner and its Representatives with reasonable access to (i) Keurig Parties’ and their Subsidiaries’ books and records (including copies reasonably needed to address transition planning for the JV Business) to the extent relating to the JV Business or the JV Assets; (ii) to the extent reasonably consistent with their access prior to the Effective Date, senior management responsible for the JV Business; and (iii) such other information relating to the JV Business and the JV Assets as Co-Investor Limited Partner or any of its Representatives may reasonably request; provided that nothing in this Section 5.4 shall require any Keurig Party to prepare any report, analysis, or other document not already in existence or otherwise prepared in the ordinary course of business. All access and investigation pursuant to this Section 5.4 shall be conducted (A) during normal business hours upon reasonable advance notice to the Keurig Parties, (B) in such a manner as not to unreasonably interfere with the normal operations of the JV Business, (C) in a manner that minimizes disruption to the Keurig Parties and the JV Business and (D) at Co-Investor Limited Partner’s sole cost and expense. The Keurig Parties shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.4. Notwithstanding anything to the contrary contained herein, during the Interim Period, the Keurig Parties shall not be required to provide access or disclose information (1) to the extent (but only to the extent) that such information contains or comprises information relating to any businesses of the Keurig Partners or any of their Affiliates other than the JV Business or (2) where such access or disclosure would, (x) violate the attorney-client privilege of the Keurig Parties or (y) conflict with any Law, Order or Contract applicable to the Keurig Parties or any of their Affiliates; provided, in the case of this clause (2), that the Keurig Parties shall give notice to Co-Investor Limited Partner of the fact that such documents or information are being withheld and thereafter the Keurig Parties shall provide Co-Investor Limited Partner with a reasonably detailed summary as to the information that is being withheld and use commercially reasonable efforts to cause such documents or information, as applicable, to be made available in a manner that would not reasonably be expected to cause such a violation or conflict.

Section 5.5 Restructuring.

(a)  At or prior to the Closing, the Keurig Parties shall, and shall cause their Affiliates to, use reasonable best efforts to take all steps necessary to cause the JV Assets to be contributed to the JV Entities and to effect and carry out the Restructuring Steps. Except with the prior written consent of Co-Investor Limited Partner (not to be unreasonably withheld, conditioned or delayed), the Restructuring Steps shall be taken substantially in the manner and sequence shown in Schedule 1. The Keurig Parties shall keep the Co-Investor Limited Partner reasonably informed of the status of the Restructuring Steps and, to the extent reasonably practicable, shall afford the Co-Investor Limited Partner an opportunity to review in advance any material agreements implementing such Restructuring Steps and shall consider in good faith any comments that are promptly provided by Co-Investor Limited Partner following receipt thereof. The Keurig Parties will share all final, executed material agreements implementing the Restructuring Steps with Co-Investor Limited Partner as they become available.

(b)  In the Interim Period, the Keurig Partners shall cause the JV to negotiate and, as of the Closing, enter into a supply agreement with KGM pursuant to which the JV will sell to KGM and its Affiliates roasted traditional coffee beans and related products (but, for the avoidance of doubt, excluding any Products (as defined in the A&R LPA)), at cost without markup. The terms of such supply agreement shall be reasonably acceptable to the Co-Investor Limited Partner, it being understood that all costs and liabilities relating to such supply agreement shall be borne by KGM (through such supply agreement or the Operations and Maintenance Agreement).

Section 5.6 Lien Releases. At or prior to the Closing, the Keurig Parties shall use commercially reasonable efforts to (a) obtain the release of all Liens with respect to the JV Assets that relate to Liens in respect of Indebtedness for borrowed money or all Liens (other than Permitted Liens) which relate to the business or assets of the Keurig Partners or their Affiliates other than the JV Business, and (b) provide customary Lien Releases in connection with, and evidencing, the foregoing; provided, however that (i) with respect to any of the foregoing Liens that have not been released as of the Closing, the Keurig Parties shall use commercially reasonable efforts following the Closing to obtain the release of all Liens with respect to the JV Assets that relate to Liens in respect of Indebtedness for borrowed money or all Liens (other than Permitted Liens); provided, further that with respect to any of the foregoing Liens for which Lien Releases are not provided as of the Closing, the Keurig Parties shall use commercially reasonable efforts following the Closing to provide customary Lien Releases in connection with, and evidencing, the foregoing.

Section 5.7 Intercompany Arrangements. Except for this Agreement and the Ancillary Agreements or as set forth on Section 5.7 of the Disclosure Letter, at or prior to the Closing, the Keurig Parties and their Affiliates shall take actions to settle (irrespective of the terms of payment), terminate or cancel all obligations, accounts and Contracts between the Keurig Partners and their Affiliates, on the one hand, and the JV Entities, on the other.

Section 5.8 Exclusivity. During the Interim Period, the Keurig Parties will not, and will not permit their Affiliates or its or their respective Representatives to, directly or indirectly, (a) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person that may constitute, or would reasonably be expected to lead to, an Alternative Transaction, (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to any proposal, indication of interest, inquiry, request or any offer that constitutes, or would reasonably be expected to lead to, or deliver or make available to any Person any non-public information with respect to, an Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive Contract, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract, relating to an Alternative Transaction.

Section 5.9 Kodiak Preferred Stock Investment Agreement. As of the Closing, the Keurig Parties shall cause the JV and Keurig Newco to enter into an investment agreement, on terms and conditions consistent with the term sheet attached hereto as Exhibit J (the “Kodiak Preferred Stock Investment Agreement”), pursuant to which the JV will invest the Purchase Price in Kodiak Newco in exchange for Series A Nonvoting Preferred Stock of Kodiak Newco and Kodiak Newco will use the proceeds from such investment to directly or indirectly fund the JDEP Acquisition. The Keurig Parties shall (a) afford the Co-Investor Limited Partner a reasonable opportunity to review the Kodiak Preferred Stock Investment Agreement and any other agreements related thereto, and shall consider in good faith the Co-Investor Limited Partner’s comments thereto and (b) ensure that all such agreements related thereto shall provide that the Co-Investor Limited Partner will not bear any cost, adverse economic effect or liability in respect of, or arising as a result of, such agreements or the terms of such Series A Nonvoting Preferred Stock of Kodiak Newco.

Section 5.10 Conversion of Co-Investor Limited Partner. During the Interim Period, the Parties shall cooperate in good faith to convert Co-Investor Limited Partner from a Delaware limited liability company to a Delaware limited partnership.

ARTICLE VI

COVENANTS

Section 6.1 Confidentiality. The Confidentiality Agreement shall terminate as of the Closing, and thereafter the Parties’ confidentiality obligations shall be exclusively governed by Section 6.5 of the A&R LPA, it being agreed that such confidentiality obligations shall be deemed to apply to each Keurig Partner, regardless of whether such Keurig Partner is a party to the A&R LPA.

Section 6.2 Use of Proceeds. The Keurig Parties shall not, directly or indirectly, use the Purchase Price, or lend, contribute or otherwise make available the Purchase Price, to any Subsidiary, joint venture partner or other Person (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country; or (b) in any manner that would result in the violation of any Sanctions or Anti-Corruption Law applicable to any Party. The Keurig Parties shall use the Purchase Price to, directly or indirectly, fund the JDEP Acquisition pursuant to the Keurig Preferred Stock Investment Agreement.

Section 6.3 Tax Matters.

(a)  All sales, use, value added, stamp, registration, recording, documentary, conveyancing, stamp duty, transfer and similar Taxes, levies, charges and fees incurred in connection with the Contribution (collectively, “Transfer Taxes”) shall be borne by KGM or its Affiliates (other than the JV, KCULC and KCM). All such Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The Parties shall reasonably cooperate in the preparation of any such filings, reports or returns with respect to Transfer Taxes.

(b)  For United States federal income tax purposes, except as otherwise required by a final determination under applicable law:

(i)  the transactions described in Section 1.1 shall be treated as contributions to the capital of the JV by KGM, Keurig Lux Partner and Co-Investor Limited Partner in exchange for partnership interests in the JV under Section 721 of the Code;

(ii)  the merger of KGMM with and into the JV described in the Keurig Merger Agreement shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, whereby Keurig USA Partner is treated as successor to KGMM; and

(iii)  the formation of Keurig Lux Partner, the contribution of the shares of Keurig Canada Inc. to Keurig Lux Partner and the conversion of Keurig Canada Inc. to KCULC, pursuant to Steps 11 and 12 of the Restructuring Steps, shall be treated as a

“reorganization” within the meaning of Section 368(a)(1)(F) of the Code, whereby Keurig Lux Partner is treated as successor to Keurig Canada Inc.

(c)  During the Interim Period, except as otherwise expressly provided in this Agreement, the Main JV Agreements, any Ancillary Agreement or the Restructuring Steps, unless Co-Investor Limited Partner shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Keurig Parties and their respective Affiliates shall not (i) settle or compromise any Tax Claim, if such Tax Claim could reasonably be expected to have adverse Tax consequences to the JV Entities, the Co-Investors or the Co-Investor Limited Partner that are not fully indemnified under the terms of this Agreement, (ii) file any Tax Return with respect to the JV Entities or the JV Assets in a manner that is materially inconsistent with past practices, (iii) cause the JV Entities to enter into any Tax allocation, sharing or similar agreement, (iv) make any voluntary Tax disclosure or Tax amnesty or similar filing with respect to matters that could reasonably be expected to result in or otherwise implicate Liabilities for which the JV Entities, the Co-Investors or the Co-Investor Limited Partner would be liable or (v) make or change a material Tax election or change the Tax classification of the JV Entities.

Section 6.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or any Ancillary Agreement, the Keurig Partners shall pay and be responsible for, and shall indemnify the JV pursuant to Section 9.2(c) with respect to, any and all Excluded Liabilities, and neither the JV nor the Co-Investor Limited Partner shall have any Liability for any Excluded Liabilities.

Section 6.5 Financing.

(a)  Co-Investor Limited Partner shall not permit any assignment of the A&R Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, the A&R Commitment Letter, in each case without obtaining the Keurig Partners’ prior written consent.

(b)  Co-Investor Limited Partner shall take all actions and do all things necessary, proper or advisable to obtain the financing contemplated by the A&R Commitment Letter and, in furtherance of the foregoing, shall: (i) maintain in effect the A&R Commitment Letter; (ii) ensure the accuracy of all representations and warranties of Co-Investor Limited Partner set forth in the A&R Commitment Letter; (iii) comply with its obligations under the A&R Commitment Letter; (iv) satisfy on a timely basis all conditions applicable to the Co-Investors in the A&R Commitment Letter that are within its control; and (v) consummate, if necessary, the financing at or prior to the Closing, including by requesting Co-Investors to fund the Purchase Price at the Closing.

(c)  Co-Investor Limited Partner shall promptly provide Keurig Partners with copies of all executed amendments or modifications of the A&R Commitment Letter (it being understood that any amendments, modifications shall only be as permitted herein). Without limiting the generality of the foregoing, Co-Investor Limited Partner shall promptly notify the Keurig Partners: (i) of any breach (or breach threatened in writing) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the A&R Commitment Letter of which Co-Investor Limited Partner becomes aware; (ii) of the receipt by Co-Investor Limited Partner of any written notice or communication from the Co-Investors with respect to any breach (or breach threatened in writing) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the A&R Commitment Letter of any provisions of the A&R Commitment Letter; and (iii) if for any reason Co-Investor Limited Partner at any time believes it may not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the A&R Commitment Letter; provided, however, that in no event will Co-Investor Limited Partner be under any obligation to disclose any information that is subject to attorney-client or similar legal privilege if Co-Investor Limited Partner shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

Section 6.6 Non-Transferable Assets; Misplaced Assets.

(a)  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any JV Asset or any claim or right or any benefit arising thereunder or resulting therefrom to a JV Entity if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity or employee representative body), would constitute a breach or other contravention thereof or a violation of Law. Without limiting the Keurig Parties’ obligations under Section 5.3, if, as of or following the Closing, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, the Keurig Partners and their Affiliates shall (x) cooperate in an arrangement that is mutually agreeable to the Keurig Partners or such Affiliates, on the one hand, and the Co-Investor Limited Partner, on the other hand, under which (i) the JV would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such JV Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the JV, (ii) the Keurig Partners or their Affiliates would enforce for the benefit (and at the expense) of the JV any and all of the Keurig Partners and their Affiliates’ rights against a third party associated with such JV Asset, claim, right or benefit, and the Keurig Partners would promptly pay to the JV when received all monies received by them under any such JV Asset, claim, right or benefit, and (iii) the Keurig Partners would otherwise assume the obligations and bear the economic burdens associated with such arrangement, which, for the avoidance of doubt, shall be at no cost to the JV and (y) to the extent reasonably practicable, continue to pursue such consent or clearance under applicable Law. If such consent is obtained or clearance under applicable Law is received after the Closing, the Keurig Partners shall as promptly as practicable, transfer and assign, or cause the transfer and assignment of, such JV Asset to the JV without payment of any further consideration and the JV, without the payment of any further consideration, shall assume such JV Asset.

(b)  If and to the extent that it is determined at any time after the Closing Date that (i) legal title to or beneficial or other interest in all or part of any of a JV Asset has been retained by KGM or any of their Affiliates, or (ii) legal title to or beneficial or other interest in all or part of any of any Excluded Assets has been retained by or transferred to the JV or any of its Subsidiaries (each of (i) and (ii), a “Misplaced Asset”), KGM, the JV or their respective Affiliates, as applicable, shall promptly: (1) reasonably promptly notify the other Party and the Co-Investor Limited Partner of the discovery of such Misplaced Asset, (2) execute all such agreements, deeds or other documents as may be necessary for the purposes of contributing such Misplaced Assets (or part thereof) or the relevant interests in them to the other party for no or nominal consideration, in each case, in a form that is reasonably acceptable to Co-Investor Limited Partner, (3) use reasonable best efforts to obtain all consents from Persons necessary or appropriate for the purposes of contributing such Misplaced Assets (or part thereof) or the relevant interests in them to the other party, and (4) hold such Misplaced Assets (or part thereof), or relevant interest in such Misplaced Assets, in trust for the benefit of the other party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Misplaced Asset to such other party, in each case, to ensure that the JV is able to perform its obligations under the Main JV Agreements. Pending the transfer pursuant to this Section 6.6, each of KGM and the JV shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate (at its own expense) in any lawful arrangement to (A) provide to the JV, upon the same economic terms of such Misplaced Assets, all operational and economic benefits and burdens of any Misplaced Assets (whether tangible or intangible) constituting JV Assets that have not been transferred to the JV and (B) provide to KGM, upon the same economic terms of such Misplaced Assets, all operational and economic benefits and burdens of any Misplaced Assets (whether tangible or intangible) constituting Excluded Assets that have been retained or transferred to the JV. During such time period, each party and its Affiliates shall comply with all applicable covenants and obligations with respect to any such Misplaced Asset held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such party or its applicable Affiliate for the other party’s account and such other party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments in respect thereto.

Section 6.7 Further Assurances.

(a)  Following the Closing, and subject to the terms and conditions of this Agreement, each of Party shall, and shall cause its applicable Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required and requested by the other Party to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(b)  Without limiting the Parties’ obligations under Section 6.6, from the Closing until the two-year anniversary of the Closing, the Keurig Parties shall ensure that, from and after the Closing, the JV Assets, together with the rights, services and licenses directly or indirectly provided to the JV under the Ancillary Agreements (which, for the avoidance of doubt, shall include the Real Property and the rights granted to the JV pursuant to the IP License Agreement but shall not otherwise include the Excluded Assets) are sufficient for the continued conduct of the JV Business as of immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, it being understood that no assets expressly identified as Excluded Assets or outside the scope of the Ancillary Agreements shall be required for such operation.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Condition to Obligations of All Parties. The respective obligations of the Keurig Partners, the JV and Co-Investor Limited Partner to consummate the Transactions to be effected at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by KGM and Co-Investor Limited Partner, in whole or in part, to the extent permitted by applicable Law):

(a)  (i) No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction that prevents the consummation of the Transactions shall be been issued and remain in effect, (ii) no Law (that is effective and has not been vacated, withdrawn or overturned as of the time of determination) shall have been issued, enacted, entered, enforced or promulgated by any Governmental Entity that prevents, or makes illegal, the consummation of the Transaction and (iii) no material and adverse legal action shall have been commenced by any Governmental Entity against any of the parties to the Ancillary Agreements seeking to prevent or prohibit the consummation of the Transaction.

(b)  All approvals, consents or waiting periods required pursuant to applicable Law as set forth on Section 7.1(b) of the Disclosure Letter shall have been obtained, terminated or expired with respect to the Transaction.

Section 7.2  Condition to Obligations of the Keurig Partners and the JV. The obligation of the Keurig Partners and the JV to consummate the Transactions to be effected at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by KGM, in whole or in part, to the extent permitted by applicable Law):

(a)  (i) the Co-Investor Limited Partner Fundamental Representations qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects and (ii) the representations and warranties made by the Co-Investor Limited Partner that are not Co-Investor Limited Partner Fundamental Representations shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Co-Investor Limited Partner to perform its obligations under this Agreement or consummate the Transaction, in each case of clauses (i) and (ii), as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (in each case, except to the extent that any such representations and warranties expressly speak of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

(b)  Co-Investor Limited Partner shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement required to be performed and complied with by it prior to the Closing; and

(c)  Co-Investor Limited Partner shall have delivered to the Keurig Partners and the JV, as applicable, each of the deliverables set forth in Section 1.3(b)(vi).

Section 7.3 Condition to Obligations of Co-Investor Limited Partner. Subject to Section 1.2, the obligation of Co-Investor Limited Partner to consummate the Transactions to be effected at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Co-Investor Limited Partner, in whole or in part, to the extent permitted by applicable Law:

(a)  (i) the Keurig Partners Fundamental Representations qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects and (ii) the representations and warranties made by the Keurig Partners that are not Keurig Partners Fundamental Representations shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct does not have a JV Material Adverse Change (in each case, disregarding all qualification as to “materiality” or similar qualifications), in each case of clauses (i) and (ii), as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (in each case, except to the extent that any such representations and warranties expressly speak of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

(b)  (i) the JV Fundamental Representations qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects and (ii) the representations and warranties made by the JV that are not JV Fundamental Representations shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct does not have a JV Material Adverse Change (in each case, disregarding all qualification as to “materiality” or similar qualifications) , in each case of clauses (i) and (ii), as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (in each case, except to the extent that any such representations and warranties expressly speak of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

(c)  the Keurig Partners shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement required to be performed and complied with by it prior to the Closing;

(d)  the JV shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement required to be performed and complied with by it prior to the Closing;

(e)  since the Effective Date, no JV Material Adverse Change or KDP Change of Control shall have occurred;

(f)  Keurig Parent shall have, as of the Closing Date, a long-term credit rating that is not lower than Investment Grade from at least two (2) of S&P, Moody’s and Fitch. As used herein, “Investment Grade” means a long-term credit rating equal to or better than (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by S&P Global Ratings or (iii) BBB- by Fitch Ratings, Inc.;

(g)  all or substantially all of the JV Assets shall have been contributed to the JV;

(h)  (i) all the Offer Conditions (as defined in the merger protocol between Keurig Parent and JDEP, dated as of August 24, 2025 (the “JDEP Merger Protocol”)) and the other conditions precedent to the consummation of the JDEP Acquisition set forth in the JDEP Merger Protocol shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the JDEP Acquisition, but which conditions shall at the time of the Closing be capable of being satisfied) and (ii) the Offeror (as defined in the JDEP Merger Protocol) shall have declared the Offer (as defined in the JDEP Merger Protocol) unconditional, in accordance with applicable Law;

(i)  all of the fees contemplated by the A&R Commitment Letter, the Fee Letters and the Allocation and Expense Reimbursement Letter (if any), and all reasonable and documented out-of-pocket costs and expenses under the A&R Commitment Letter and the Allocation and Expense Reimbursement Letter (if any) (including reasonable out-of-pocket legal fees and expenses), in each case to the extent due and payable and invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or cause to be paid, on or prior to the Closing Date, in each case, to the extent required by the A&R Commitment Letter, the Fee Letters or the Allocation and Expense Reimbursement Letter, as applicable; and

(j)  each of the Keurig Partners and the JV shall have delivered to Co-Investor Limited Partner each of the deliverables set forth in Sections 1.3(a) and (b), respectively.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated:

(a)  by mutual written consent of the Keurig Partners and Co-Investor Limited Partner;

(b)  by either the Keurig Partners or Co-Investor Limited Partner, by written notice to the other, if the Closing shall not have occurred by March 3, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(c)  by Co-Investor Limited Partner (in case of a breach by the Keurig Partners or the JV) or by the Keurig Partners (in case of a breach by Co-Investor Limited Partner), if the other Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 (in the case of termination by Co-Investor Limited Partner) or Section 7.1 or Section 7.2 (in the case of termination by the Keurig Partners), as applicable, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) has not been cured prior to the date that is ninety (90) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party to this Agreement if such

Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d)  by either the Keurig Partners or Co-Investor Limited Partner, by written notice to the other, if there shall be any Law (that is effective and has not been vacated, withdrawn or overturned as of the time of determination) issued, enacted, entered, enforced or promulgated by any Governmental Entity that prevents, or makes illegal, the consummation of the Transaction, ; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, was the primary cause of such enactment, promulgation or issuance.

Section 8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become null and void and of no further force or effect and all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof; provided, that such termination shall not relieve any Party of any Liability for (x) Fraud or (y) any knowing and intentional breach of this Agreement up to and in no event exceeding the Purchase Price. Notwithstanding the foregoing, the provisions of Article X (including Section 10.8) and this Section 8.1(c) shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties. The Parties, intending to modify any otherwise applicable statute of limitations, agree that:

(a)  other than the Fundamental Representations and Section 2.3(a), which shall survive until the date that is twenty-four (24) months after the Closing Date, the representations and warranties set forth in this Agreement shall not survive the Closing, except in the case of Fraud;

(b)  the covenants and other agreements set forth in this Agreement that are contemplated by this Agreement to be performed at or following the Closing shall survive for the period for the performance thereof expressly set forth in such covenant or other agreement, if any, or if no period is so set forth, until such time as such covenants and agreements are fully performed and observed in accordance with their terms;

(c)  the covenants and other agreements set forth in this Agreement that are contemplated by this Agreement to be performed prior to the Closing shall survive until the date that is six (6) months after the Closing Date; and

(d)  except in the case of Fraud, (i) no Party shall have any Liability or other obligation of any nature (whether in contract or in tort, in law or in equity or otherwise) with respect to any representation, warranty, covenant or other agreement set forth in this Agreement after the expiration of such representation, warranty, covenant or other agreement and (ii) no Claim shall be made in respect thereof as of and following such expiration.

Section 9.2 Indemnification by the Keurig Partners. Subject to the limitations set forth in this Article IX (including, for the avoidance of doubt, the survival periods set forth in Section 9.1) the Keurig Partners shall indemnify, defend and hold harmless Co-Investor Limited Partner and its Affiliates and its and their respective directors, officers, employees, agents and Representatives, from and against any Losses incurred by any such Person arising out of:

(a)  any inaccuracy or breach of any Keurig Partners Fundamental Representation, any JV Fundamental Representation or Section 2.3(a) or;

(b)  the breach or failure to perform by the Keurig Partners or the JV any of its covenants or agreements contained in this Agreement;

(c)  any Excluded Liabilities; and

(d)  any Excluded Taxes.

Section 9.3 Indemnification by Co-Investor Limited Partner. Subject to the limitations set forth in this Article IX, Co-Investor Limited Partner shall indemnify, defend and hold harmless the Keurig Partners and the JV and their respective Affiliates and its and their respective directors, officers, employees, agents and Representatives, from and against any Losses incurred by any such Person arising out of:

(a)  any inaccuracy or breach of any Co-Investor Limited Partner Fundamental Representation; and

(b)  the breach or failure to perform by Co-Investor Limited Partner any of its covenants or agreements contained in this Agreement.

Section 9.4 [Reserved].

Section 9.5 Other Indemnification Provisions.

(a)  Notwithstanding anything to the contrary contained in this Article IX, except (solely in the case of (i) below) for the Excluded Liabilities or Excluded Taxes or in the case of Fraud, no Party providing indemnification pursuant to Section 9.2 or Section 9.3 (the “Indemnitor”) shall be liable to any party that is entitled to indemnification pursuant to Section 9.2 or Section 9.3 (the “Indemnitee”) for (i) any Losses in excess of the Purchase Price in the aggregate or (ii) any special, exemplary or punitive damages, diminution in value, damages based upon a multiple of earnings or similar financial measure or indirect damages except, in the case of this clause (ii), with respect to any damages that are the reasonably foreseeable result of such matter or any damages awarded to a third party pursuant to a Third-Party Claim for which such Indemnitor is obligated to indemnify an Indemnitee hereunder.

(b)  In no event shall any Indemnitee recover more than once for any Loss, regardless of whether alternative theories of recovery exist under this Agreement or applicable Law.

(c)  This Article IX sets forth the Parties’ exclusive remedy, following the Closing, for any Loss that may result from the breach of any of the representations or warranties, covenants or agreements contained in this Agreement or any other matter arising under this Agreement, except (i) for Losses resulting from Fraud or willful misconduct of an Indemnitor and (ii) to the extent provided in Section 9.5(d). For the avoidance of doubt, nothing in this Article IX limits or restricts payment obligations expressly provided in the Risk of Loss Agreement, the A&R Commitment Letter, the Fee Letters or the Allocation and Expense Reimbursement Letter or the Parties other rights and Liabilities under the Main JV Agreements.

(d)  If any Indemnitee actually receives any amounts in respect of Losses previously paid by the Indemnitor, the Indemnitee shall distribute to the Indemnitor the lesser of (x) such amounts received by the Indemnitee and (y) the amount previously paid by the Indemnitor with respect to such Losses, in each case, net of any Taxes, costs and expenses incurred by such Indemnitee in collecting such amounts. Any Losses shall be net of any amounts recovered by any Indemnitee under applicable insurance policies but net of any costs incurred in the pursuit of the underlying Claim and any increase in insurance premiums arising from or relating to the underlying Claim; provided, that, for the avoidance of doubt, (x) in no event shall any Indemnitee have any obligation hereunder to commence or threaten litigation against any insurance carrier with respect thereto and (y) the pursuit of such recovery shall not delay the Indemnitee from validly making, or seeking recovery and obtaining payment for any claim for indemnification hereunder.

(e)  Each Indemnitee shall use commercially reasonable efforts to mitigate any Loss for which such Indemnitee seeks indemnification under this Agreement to the extent required by applicable Law; provided, however, that any costs and expenses of such mitigation shall constitute indemnifiable Losses hereunder.

Section 9.6 Procedures for Direct Claims. In the event any Indemnitee has a Claim under this Article IX against any Indemnitor that does not involve a Claim being asserted against or sought to be collected from such Indemnitee by a third party, the Indemnitee shall deliver written notice of such Claim, specifying in reasonable detail the basis therefor (taking into account the information then available to the Indemnitee), with reasonable promptness to the Indemnitor. The failure or delay by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any Liability which it may have to such Indemnitee, except to the extent (and then only to the extent) that the Indemnitor has been actually prejudiced by such failure or delay. If the Indemnitor does not notify the Indemnitee within forty-five (45) days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee, any Losses for such Claims specified by the Indemnitee in such notice shall be conclusively deemed a Liability of the Indemnitor. If the Indemnitor has timely disputed its Liability with respect to such Claim, the Indemnitor and Indemnitee will proceed in good faith to negotiate a resolution of such dispute.

Section 9.7 Procedures for Third-Party Claims. The following procedures shall apply to all matters or circumstances that may result in a Loss by reason of a Claim brought by a third party, including a Claim that may be asserted by a Governmental Entity (“Third-Party Claim”; provided, that the term “Third-Party Claim” shall include a Claim that may be asserted by an employee of a Party or any of its Subsidiaries):

(a)  Notice. Promptly after an Indemnitee receives written notice of any matter or circumstance that may reasonably be expected to result in a Loss to such Indemnitee by reason of a Third-Party Claim, the Indemnitee shall give written notice thereof to the Indemnitor. The right to indemnification hereunder will not be affected by any failure of an Indemnitee to give such notice (or delay by any Indemnitee in giving such notice) unless (and then only to the extent that) the rights and remedies of the Indemnitor have been actually prejudiced as a result of the failure to give, or the delay in giving, such notice. The notice of the Third-Party Claim shall describe the Third-Party Claim in reasonable detail (taking into account the information then available to the Indemnitee).

(b)  Control of Third-Party Claims. The Indemnitor shall be entitled to assume and control, at its sole cost and expense, the defense of a Third-Party Claim (the “Controlling Party”), provided that the Indemnitor shall not be entitled to assume and control the defense of a Third-Party Claim if (i) such Third-Party Claim seeks injunctive relief or any other equitable remedy against any Indemnitee, (ii) such Third-Party Claim seeks imposition of criminal or quasi-criminal penalties against the Indemnitee, (iii) the Third-Party Claim relates to Taxes or (iv) in the good faith judgment of the Indemnitee, the Indemnitor fails to vigorously prosecute or defend such Third-Party Claim (provided that Indemnitee shall provide written notice to the Indemnitor of any such failure to vigorously prosecute, and the Indemnitor shall have thirty (30) days following receipt of such notice to cure such failure before the Indemnitee may assume control of such Third-Party Claim). If the Indemnitor elects to control it shall: (A) retain counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee and (B) control and direct the defense of any such Third-Party Claim, including the development and implementation of legal strategy for such Third-Party Claim, subject to Section 9.7(c).

(c)  Settlements. No Party shall have any Liability for any settlement or compromise effected without its consent, which consent shall not be unreasonably withheld or delayed. No Controlling Party may affect any settlement or compromise unless (i) the Indemnitee has no Liability or obligation in connection therewith which is not fully satisfied by the Controlling Party and for which Indemnitee is not fully and unconditionally released under the terms of such settlement or compromise, (ii) such settlement or compromise does not require Indemnitee to comply with any covenants or other obligations other than such relevant and customary covenants to keep the terms of such settlement or compromise confidential, and (iii) such settlement or compromise does not result in (A) a finding or admission of a fault or misconduct by Indemnitee, (B) a finding or admission that would have an adverse effect on other Claims made or threatened against Indemnitee or (C) injunctive or other nonmonetary relief against the Indemnitee, including the imposition of a temporary or permanent injunction or other Order that would restrict the future activity or conduct of the Indemnitee.

(d)  Conflicts of Interest. The Indemnitee in respect of any Claim shall be entitled to engage separate counsel of its choice to participate in the defense of such Claim; provided that, except for the reasonable and documented out-of-pocket fees and expenses of counsel employed by the Indemnitee for any period during which the Controlling Party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim as provided in Section 9.7(a)) or as otherwise set forth in the remainder of this Section 9.7(d), the fees and expenses of such separate counsel shall be borne solely by the Indemnitee and shall not be subject to reimbursement by the Indemnitor; and provided, further, that this sentence shall not affect, in any respect, the control of such Claim as provided in (and subject to) Section 9.7(b), if applicable. Notwithstanding the foregoing, if the defendants in a Claim include both an Indemnitee and the Indemnitor, and counsel to the Indemnitee shall have reasonably concluded that joint representation would be inappropriate due to potential or actual conflicts of interest between the Controlling Party, the Indemnitor and/or the Indemnitee, or because there are defenses available to the Indemnitee that are unavailable to the Indemnitor or Controlling Party, the Indemnitee shall have the right to retain a single firm of separate counsel in each jurisdiction for which the Indemnitee determines counsel is required, in the defense of that Claim on behalf of such Indemnitee and at the expense of the Indemnitor. Notwithstanding anything to the contrary set forth herein, the Indemnitee shall be entitled to reimbursement for the reasonable and documented fees and expenses incurred by the Indemnitee for the defense or prosecution of any Third-Party Claim to the extent that the Indemnitee does not elect, or is not able, to assume such Third-Party Claim in accordance with Section 9.7(b).

(e)  Status. The Controlling Party shall, at the request of the Indemnitee from time to time, notify the Indemnitee regarding the status, and shall keep the Indemnitee timely apprised of any material developments, with respect to Third-Party Claims the defense of which is being conducted by the Controlling Party on behalf of an Indemnitee (or the Indemnitor, as the case may be). The Indemnitee shall be entitled to receive copies of all substantive pleadings, notices and communications with respect to such Third-Party Claim as the Indemnitee may reasonably request.

(f)  Defense of Claims Against Officers and Directors. Notwithstanding any provision to the contrary regarding the rights of an Indemnitor to be the Controlling Party with respect to Third-Party Claims, to the extent that any executive officer or director of a Party is named as a defendant in a Third-Party Claim under circumstances in which such individual is an Indemnitee, that individual nevertheless may, at its sole discretion, conduct its own defense or elect to transfer the defense to the Indemnitor, in either situation with the cost of the defense to be borne by the Indemnitor.

Section 9.8  Mutual Assistance. The Indemnitor and Indemnitee shall reasonably cooperate with each other in the defense of any Claim subject to indemnity pursuant to this Article IX and furnish to each of them reasonable access to such employees and other Persons under their control, and such information, documents, records, evidence, testimony and other assistance as any of them may reasonably request, in connection with any such Claims and for which such Person has records, information or knowledge (in each case, except for any consolidated, unitary, combined or similar Tax Returns including the Keurig Partners or any of their Subsidiaries). The reasonable expenses incurred by any Person in complying with any request for cooperation pursuant to this Section 9.8 shall be borne by the Indemnitor; provided, that such expenses shall not include incidental time incurred by employees of any Party responding to such a request for cooperation.

Section 9.9  Payment of Claims. Any indemnification payment pursuant to this Article IX shall be effected by wire transfer of immediately available funds by Indemnitor to an account designated by the Indemnitee within ten (10) Business Days after the final determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the applicable Parties. To the extent that any Indemnitor has such an indemnification payment obligation pursuant to this Agreement that remains unpaid, the JV shall, upon written notice from the Indemnitee, reduce the amount of any distributions payable to the Indemnitor or its Affiliates under the A&R LPA by the amount of such unpaid indemnification payment obligations and shall pay such amounts instead to the Indemnitee.

Section 9.10 Tax Treatment. Any payments made pursuant to this Article IX shall be treated by the Parties hereto as an adjustment to the Contribution and the Purchase Price for Tax purposes, to the extent permitted by Law.

ARTICLE X

MISCELLANEOUS AND GENERAL

Section 10.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Keurig Partners and Co-Investor Limited Partner or in the case of a waiver, by the Party or Parties granting the waiver; provided, in the case of an amendment or waiver by the JV, such amendment or waiver shall require the prior written consent of both KGM and Co-Investor Limited Partner. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.2 Expenses.

(a)  Except as otherwise provided in this Agreement and the Ancillary Agreements, and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

(b)  Notwithstanding anything to the contrary in this Agreement, promptly following the earlier of (a) the Closing Date or (b) the date on which this Agreement is terminated in accordance with Article VIII, the Keurig Partners shall reimburse Apollo or its designee for their reasonable and documented out-of-pocket expenses and costs incurred prior to such date in connection with the transactions contemplated by this Agreement, including costs associated with the completion of Apollo’s financial, market, legal, tax, accounting and other due diligence, rating agency fees, and the negotiation, preparation and execution of definitive documentation in respect of the transactions contemplated by this Agreement (collectively, the “Expenses”). The Expenses reimbursable pursuant to this Section 10.2(b) shall not exceed $6,000,000 in the aggregate and, for the avoidance of doubt, such aggregate cap shall be inclusive of, and not in addition to, any other expense reimbursement provided by the Keurig Partners pursuant to any other agreement among the parties. Notwithstanding the foregoing, the Keurig Partners shall have no obligation to reimburse any Expenses if, prior to the Closing Date, Apollo has materially breached this Agreement or that certain non-disclosure agreement between the parties dated as of September 15, 2025. Any reimbursement of Expenses payable pursuant to this Section 10.2(b) shall be made reasonably promptly, and in any event no later than thirty (30) days following the

Keurig Partners’ receipt of invoices from Apollo (or its designee) identifying the incurrence of such Expenses and reasonably supporting documentation therefor or, if sooner, at the Closing. For the avoidance of doubt, the provisions of this Section 10.2(b) shall survive any termination of this Agreement pursuant to Article VIII. Apollo shall be an express third party beneficiary of, and shall be entitled to enforce, this Section 10.2(b).

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)  This Agreement, and all Claims (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Claims based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each party hereto agrees that it shall bring any Claims in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives, to the fullest extent permitted by law, any objection to laying venue in any such Claims in the Chosen Courts, (c) waives, to the fullest extent permitted by law, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such Claim shall be effective if notice is given in accordance with Section 10.5 of this Agreement.

(b)  EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM OR OTHERWISE. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(c)  Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity.

Section 10.5 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. ET in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 10.5; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To the Keurig Partners:

c/o Keurig Dr Pepper Inc.

53 South Avenue

Burlington, MA 01803

Attn:  Anthony Shoemaker

    Dan Morrell

Email: [***]

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York, 10019-6064

Attn:  James Langston

    Ravi Purohit

    Nickolas Bogdanovich

    Michael Spirtos

Email: [***]

To the JV:

c/o Keurig Dr Pepper Inc.

53 South Avenue

Burlington, MA 01803

Attn:  Anthony Shoemaker

    Dan Morrell

Email: [***]

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York, 10019-6064

Attn: Ravi Purohit

   James Langston

   Nickolas Bogdanovich

Email: rpurohit@paulweiss.com

   jlangston@paulweiss.com

   nbogdanovich@paulweiss.com

To Co-Investor Limited Partner:

AP Kona Holdings LLC

c/o Apollo Capital Management, L.P.

9 West 57th Street, 41st Floor

New York, New York 10019

Email: [***]

Attn: William B. Kuesel

    Jonathan Bar

    Somil Kadakia

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Email: gary.boss@lw.com

    chirag.dedania@lw.com

    javier.stark@lw.com

Attn: Gary Boss

   Chirag Dedania

   Javier Stark

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 10.6 Entire Agreement. This Agreement (including any exhibits or schedules hereto) and the Ancillary Agreements constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof (excluding the A&R Commitment Letter, the Fee Letters and the Allocation and Expense Reimbursement Letter). Keurig Parent shall cause Keurig Lux Partner to execute a joinder to this Agreement as soon as reasonably practicable following the Effective Date (and in any event prior to the Closing) and immediately upon the execution of such joinder by Keurig Lux Partner, and without further action by any party, the Keurig Lux Partner shall become a party and shall be bound by the terms, covenants and other provisions of this Agreement applicable to it as the Keurig Lux Partner and shall assume all rights and obligations of the Keurig Lux Partner with effect from and after the Effective Date and with the same force and effect as if it were an original signatory hereto.

Section 10.7 No Third-Party Beneficiaries. Except as otherwise expressly set forth herein, there shall be no third-party beneficiaries of this Agreement, any Ancillary Agreement or any Exhibit, Annex or Schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto Claim, right or remedy.

Section 10.8   Obligations of the Parties.

(a)  Whenever this Agreement requires a Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

(b)  Unless and until the Guaranty is in effect, Keurig Parent hereby fully guarantees the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings, including any payment obligations, of any other Keurig Partners under this Agreement. Whenever this Agreement requires a Keurig Partner to take any action or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of Keurig Parent to cause such Keurig Partner to take such action or refrain from taking such action. The obligations of Keurig Parent under this Section 10.8(b) are not conditioned upon pursuit of any other right or remedy against Keurig Parent through the commencement of a proceeding or otherwise. With respect to its obligations hereunder, Keurig Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, and all surety defenses generally. Keurig Parent acknowledges and agrees that its obligations under this Section 10.8(b) shall continue, and not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Co-Investor Limited Partner to assert any claim or demand or to enforce any right or remedy against Keurig Parent or any other Keurig Partner; (ii) any change in the time, place or manner of payment or performance of any of the obligations of the Keurig Partners hereunder or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 10.8(b), as applicable) or any Ancillary Agreement; (iii) any change in the corporate existence, structure or ownership of Keurig Parent or any other Keurig Partner; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Keurig Parent or any other Keurig Partner; (v) the existence of any claim, set-off or other right which any Keurig Partner may have at anytime against Co-Investor Limited Partner or any of its Affiliates, whether in connection with the Keurig Partners’ obligations set forth in this Agreement or otherwise; (vi) the adequacy of any means Co-Investor Limited Partner or its Affiliates may have of obtaining performance related to the Keurig Partners’ obligations hereunder; or (vii) any change in Law or other action by any Governmental Entity.

(c)  Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.9   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.10   Interpretation; Construction.

(a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Section, Annex or Schedule, such reference shall be to an Exhibit, Section, Annex or Schedule to this Agreement unless otherwise indicated.

(b)  The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Currency amounts referenced herein are in U.S. Dollars. The word “or” is inclusive and not exclusive, unless used in conjunction with “either” or the like. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(c)  Except as otherwise specifically provided herein, all references in this Agreement to any Law shall mean such Law as it shall be amended from time to time and shall include any similar successor Law; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date and includes any successor legislation thereto and any regulations promulgated thereunder. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented to the extent permitted by the provisions thereof, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder within a period of time, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)  Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall not limit the applicability of any other, more general, provision. If a breach of an applicable representation, warranty, covenant or condition contained in this Agreement has occurred, the fact that there exists another covenant, representation or warranty, or other agreement herein relating to the same subject matter (regardless of the relative levels of specificity) for which a breach has not occurred, shall not detract from or mitigate the breach that did occur.

(f)  The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(g)  Unless the context requires otherwise or unless otherwise indicated in the Schedules, capitalized terms used but not defined in the Schedules have their respective meanings set forth in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, except, in each case, to the extent provided in this Agreement or in any Schedule. Unless this Agreement or any Schedule specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Any reference to a Contract, statement, plan, report or other document in any Schedule shall only be deemed a disclosure of such disclosure item to the extent made available to Co-Investor Limited Partner.

(h)  The Keurig Parties have or may have set forth information in the Disclosure Letter in a Section of such Disclosure Letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance and applicability of such item is reasonably apparent based on a plain reading of such disclosure.

Section 10.11   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, directly or indirectly, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, that in each case, no such assignment shall relieve such assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, from and after the Closing, any Party may assign any of its rights or delegate any of its obligations under this Agreement, directly or indirectly, to its successor by operation of Law, without the prior written consent of the other Parties. Any purported assignment in violation of this Agreement is void.

Section 10.12   No Recourse. All Claims, Liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No (i) past, present or future director, officer, employee, incorporator, manager, member, partner, Affiliate, agent, lender (including, in the case of Co-Investor Limited Partner, any of the Co-Investors), attorney or other Representative of any party or (ii) past, present or future director, officer, employee, incorporator, manager, member, partner, Affiliate, agent, lender, attorney or other Representative of any of the foregoing, or any of their successors or permitted assigns (each of the foregoing a “Non-Recourse Party”), shall have any Liability for any obligations or Liabilities of any Party or for any Claim based on, in respect of or by reason of this Agreement and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Liabilities against any such Non-Recourse Party. Each Non-Recourse Party shall be an express third-party beneficiary of, and may enforce, this Section 10.12.

Section 10.13   Public Announcements. Except as otherwise expressly contemplated by the provisions of this Agreement, the Parties shall consult with each other before issuing any press release or otherwise making any public statement, directly or indirectly, regarding this Agreement or the Transactions. Notwithstanding the foregoing, or anything to the contrary in the Confidentiality Agreement, (a) each Party may, without the prior consent of the other Party hereto, make any such public announcement or statement as may be required by Law, by any Governmental Entity or the rules and regulations of the Nasdaq Stock Market or any relevant securities exchange (including, in the case of Keurig Parent and its Affiliates, any disclosure in periodic reports, current reports, proxy statements, earnings releases or earnings calls, investor presentations, or other filings or meetings with the U.S. Securities and Exchange Commission or analysts, investors or attendees of any industry conference), in which case such Party shall use its commercially reasonable efforts to (i) consult in good faith with the other Party hereto prior to issuing any such press release or making any such public announcement or statement and (ii) provide such other Party with the opportunity to review and comment in advance of such disclosure and (b) (i) prior to the Closing, Co-Investor Limited Partner and its Affiliates may make disclosures to its equity holders or current or prospective investors or debt financing sources in connection with a bona fide fundraising, financing and reporting activities, in each case to the extent consistent with public disclosures already made regarding the Transactions and consistent with Co-Investor Limited Partner’s obligations under the Confidentiality Agreement and (ii) following the Closing, nothing set forth in this Agreement shall prohibit Co-Investor Limited Partner or any of its Affiliates from making disclosures regarding the Transactions or the transactions contemplated by the Ancillary Agreements to its equity holders or current or prospective investors or debt financing sources in connection with a bona fide fundraising, financing and reporting activities; provided, that, in each case of clauses (i) and (ii), Co-Investor Limited Partner shall not use any logo or marks of Keurig Parent or its

Affiliates without the prior written consent (email being sufficient) of Keurig Parent (such consent not to be unreasonably withheld, conditioned or delayed).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

KEURIG DR PEPPER INC.
By:	/s/ Anthony DiSilvestro
Name: Anthony DiSilvestro
Title: Chief Financial Officer

KEURIG GREEN MOUNTAIN, INC.
By:	/s/ Anthony DiSilvestro
Name: Anthony DiSilvestro
Title: Chief Financial Officer

[Signature Page to Transaction Agreement]

KEURIG JV, LP

By:	/s/ M. Quinton Cutler
Name: M. Quinton Cutler
Title: Vice President

KEURIG PRODUCTION HOLDING, LLC

By:	/s/ M. Quinton Cutler
Name: M. Quinton Cutler
Title: Authorized Signatory

KGM MANUFACTURING LLC

By:	/s/ M. Quinton Cutler
Name: M. Quinton Cutler
Title: Authorized Signatory

[Signature Page to Transaction Agreement]

AP KONA HOLDINGS LLC
By: AP HGA Manager LLC, its member

By:	/s/ Josh Mandel
Name: Josh Mandel
Title: Manager

[Signature Page to Transaction Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“A&R Commitment Letter” means that certain amended and restated commitment letter, dated as of the Effective Date, by and among the Co-Investor Limited Partner and the investors party thereto.

“A&R LPA” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. As used in this Agreement, the term “control” (including the terms “controlled by” and “under common control with” and whether or not such terms are capitalized) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For the purposes of this Agreement, (a) from and after the Closing, the JV Entities shall not be deemed to be Affiliates of any of the Keurig Partners, and (b) JDEP shall not be deemed to be an Affiliate of the Keurig Partners or the JV.

“Agreement” has the meaning set forth in the Preamble.

“Allocation and Expense Reimbursement Letter” means that certain Preferred Allocation & Expense Reimbursement Letter, dated as of October 17, 2025, by and among Keurig Parent and Apollo Management Holdings L.P.

“Alternative Transaction” means any direct or indirect divestiture by the Keurig Partners or any of their Affiliates of all or substantially all of the JV Business or the JV Assets, taken as a whole, whether by merger, purchase of stock or equity interests or otherwise, other than the Restructuring Steps, the other Transactions and any sale of inventory of other goods or assets in the ordinary course of business; provided, however, that “Alternative Transaction” shall not include a KDP Change of Control.

“Ancillary Agreements” means the Main JV Agreements, the Keurig Merger Agreement, the KCULC Contribution Agreement, the Confidentiality Agreement, any agreement expressly contemplated by this Main JV Agreements (including the certificates delivered pursuant to Section 1.3(a)(vi), Section 1.3(b)(v) or Section 1.3(c)(iv)).

“Anti-Corruption Law” has the meaning set forth in Section 2.9(c).

“Assumed Liabilities” means all Liabilities and obligations to the extent arising out of or related to the ownership of the JV Assets or the operation of the JV Business, to the extent arising after the Closing, but excluding, in all cases, the Excluded Liabilities; provided, that in no event will any Liability or obligation for Taxes constitute an Assumed Liability.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.1(a).

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in New York, New York or in Burlington, Massachusetts.

“Canada Contributed Assets” has the meaning set forth in the Recitals.

“Chosen Courts” has the meaning set forth in Section 10.4(a).

“Claim” means any and all civil, criminal or administrative actions, suits, litigation, charges, contests, petitions, complaints, demands, claims or counterclaims, Orders or legal, administrative or arbitral proceedings, information requests, investigations, reviews, audits, formal proceedings, notices of violation, citations, summons, subpoenas, mediations, arbitrations, hearings or other similar disputes.

“Class A-1 Units” means Class A-1 limited partnership units of JV.

“Class A-2 Units” means Class A-2 limited partnership units of JV.

“Class B-1 Units” means, Class B-1 limited partnership units of JV.

“Class B-2 Units” means, Class B-1 limited partnership units of JV.

“Class C Units” means, Class C limited partnership units of JV.

“Closing” has the meaning set forth in Section 1.1(a).

“Closing Date” has the meaning set forth in Section 1.1(a).

“Closing Notice” has the meaning set forth in Section 1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Investor Issuance” has the meaning set forth in Section 1.1(c).

“Co-Investor Limited Partner” has the meaning set forth in the Preamble.

“Co-Investor Limited Partner Fundamental Representations” means the representations and warranties of the Keurig Partners set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval; Enforceability), Section 4.3(a)(i) (No Conflict) and Section 4.7 (Brokers).

“Co-Investors” means each of (a) Apollo Capital Management, L.P. and its Affiliates (“Apollo”), (b) Kohlberg Kravis Roberts & Co. and its affiliates (“KKR”), and (c) Goldman Sachs Asset Management L.P. and its affiliates (“GSAM”).

“Confidentiality Agreement” means the letter agreement, dated as of October 26, 2025, between Keurig Dr Pepper Inc. and each of the Co-Investors.

“Contract” means any agreement, commitment, undertaking, lease, license, contract, note, mortgage, indenture, arrangement, purchase order, letter of credit, or other obligation.

“Contribution” has the meaning set forth in Section 1.1(c).

“Controlling Party” has the meaning set forth in Section 9.7(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

“Disclosure Letter” has the meaning set forth in Article II.

“Environmental Claim” means any Claim, notice, or directive by or before any Governmental Entity or any other Person arising out of or relating to Environmental Laws.

“Environmental Laws” means any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), human health or safety (solely as such matters relate to Hazardous Substances), or the manufacture, generation, processing, distribution, recycling, removal, remediation, response, recovery, reporting, management, labeling, licensing, use, handling, transportation, treatment, storage, Release, or threatened Release of Hazardous Substances.

“Environmental Permit” means any Permit issued under any Environmental Law.

“Equity Securities” of any Person (other than an individual) means, as applicable (a) any and all shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital in such Person, (b) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital in such Person or (c) any and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features.

“Excluded Liabilities” means, (a) any Liability of the Keurig Partners or their Subsidiaries that does not arise out of the JV Assets, (b) any Liability, whether arising prior to, on or after the Closing Date, relating to, arising out of, or resulting from any restructuring or reorganization effected by the Keurig Partners, including the Restructuring Steps, (c) any Transfer Taxes and related expenses, (d) any Excluded Taxes, (e) any Liability relating to, arising out of, or resulting from the JV Assets to the extent attributable to facts, events, acts, omissions, conditions or circumstances occurring or existing on or prior to the Closing or otherwise relating to, arising out of, or resulting from the ownership of the JV Assets or the operation of the JV Business on or prior to the Closing, (f) any Indebtedness of the Keurig Partners or their Affiliates or, to the extent incurred prior to the Closing, the JV Entities, (g) any Liabilities between the Keurig Partners and their Affiliates, on the one hand, and the JV Entities, on the other to the extent attributable to facts, events, acts, omissions, conditions or circumstances occurring or existing on or prior to the Closing and (h) any Transaction Expenses incurred by the Keurig Partners or the JV Entities.

“Excluded Taxes” means (a) any Taxes imposed on or relating to the JV Assets, KCULC or KCM or for which any JV Entity is or becomes liable, in each case, with respect to or attributable to any Pre-Closing Tax Period, (b) any Taxes imposed by a Canadian Tax Authority or Pillar Two Taxes in respect of KCULC or KCM or otherwise in respect of any Canadian operations of the JV, and (c) any Taxes attributable to the Restructuring Steps and the Keurig Parent Contribution. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to JV Assets for a Straddle Period, the determination shall be made: (i) in the case of real, intangible or personal property, ad valorem and similar Taxes and franchise Taxes (except franchise Taxes based upon or related to income or receipts), ratably on a per diem basis and (ii) in the case of any other Taxes (such as, but not limited to, Taxes that are based on wages payments and Taxes that are based upon or related to income or receipts ), based on an interim closing of the books of each of the Keurig Parties and any or their Affiliates as if the relevant taxable period ended at the end of the Closing Date.

“Expenses” has the meaning set forth in Section 10.2(b).

“Fee Letters” means each of (a) the Fee Letter, dated as of October 26, by and between Keurig Parent and Apollo, (b) the Fee Letter, dated as of October 26, by and between Keurig Parent and KKR and (c) the Fee Letter, dated as of October 26, by and between Keurig Parent and GSAM.

“Fraud” means actual fraud under Delaware common law with respect to the making of representations and warranties.

“Fundamental Representations” means the Keurig Partners Fundamental Representations, the JV Fundamental Representations and the Co-Investor Limited Partner Fundamental Representations.

“GAAP” means Generally Accepted Accounting Principles as adopted by the U.S. Securities and Exchange Commission.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body or other governmental entity.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substances” means (a) any “hazardous substance” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, (b) any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, and (c) any other chemicals, substances, materials and wastes listed or regulated under, or which may form the basis of liability under, any Environmental Law, including petroleum and petroleum products and byproducts, asbestos and asbestos-containing materials, mold, lead, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Indebtedness” means any (a) obligations for borrowed money, (b) indebtedness of any kind evidenced by notes, bonds, debentures or other securities or instruments or other rights to acquire any such securities or instruments, (c) obligations in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn or are payable thereunder, and (d) all penalty payments, premiums, charges, yield maintenance amounts and other expenses in respect of obligations of the types referred to in clauses (a) through (f) or which are payable as a result of or in connection with the Transactions. Indebtedness shall be calculated in accordance with GAAP.

“Indemnitee” has the meaning set forth in Section 9.5(a).

“Indemnitor” has the meaning set forth in Section 9.5(a).

“Insurance Policies” has the meaning set forth in Section 2.13.

“Intellectual Property” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including any computer program, software, application, data, databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights, in each case, to the extent entitled to legal protection as such.

“Interim Period” has the meaning set forth in Section 5.1.

“IP License Agreement” has the meaning set forth in the Recitals.

“IT Systems” means all software; computer hardware (whether general or special purpose); electronic data processing, information, record keeping, communications, and telecommunications systems, including any outsourced such systems; networks, interfaces, platforms, servers, peripherals, and other information technology equipment, in each case that are owned or controlled by the JV Business.

“JDEP” means JDE Peet’s N.V. and its Subsidiaries.

“JDEP Acquisition” means the acquisition by Keurig Parent or its Subsidiaries of JDEP.

“JV” has the meaning set forth in the Preamble.

“JV Assets” has the meaning set forth in the Recitals.

“JV Business” means (i) the manufacture of the Products in the Territory, (ii) the roasting and grinding of coffee beans and cocoa beans and the processing of tea leaves, in each case for use in the Products in the Territory and (iii) the sale of Products to KGM pursuant to the Wholesale Agreement or to its direct and indirect Subsidiaries in the Territory, in each case, as conducted by the Keurig Partners and their Affiliates as of the Closing.

“JV Entities” means the JV, KCULC, KGMM and their respective Subsidiaries.

“JV Financial Statements” has the meaning set forth in Section 2.8(b).

“JV Fundamental Representations” means the representations and warranties of the JV set forth in Section 2.1 (Organization, Good Standing and Qualification), Section 2.2 (Authority; Approval; Enforceability), Section 2.3(a)(i)-(ii) (No Conflict), Section 2.4 (Capitalization; Subsidiaries), Section 2.16 (Brokers).

“JV Material Adverse Change” means any change, event, development, occurrence or circumstance, or effect (any such items an “Effect”) that, individually or together with other Effects, has or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of (i) the JV Business, or (ii) Keurig Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Keurig Parties or any of their Subsidiaries to consummate the Transactions, provided, however, that for the purpose of determining whether there has been a JV Material Adverse Change for purposes of clause (a) above, the following Effects will not be taken into account:

(1)	changes or conditions generally affecting the coffee beverage industry;

(2)	any natural disaster, pandemic, the outbreak or escalation of war or hostilities, sabotage, military action, act of god, armed hostilities, acts of terrorism, or any escalation or worsening thereof;

(3)

changes in economic, (geo)political or market conditions (including volatility in interest rates, disruption of supply chain in one or more material markets, changes in exchange rates for the currencies of any country, any suspension of trading in any type of securities, trade disputes or the imposition of trade (counter)sanctions, restrictions or tariffs or the loss of licenses thereunder) or nationalizations, including any adverse development regarding the United States of America;

(4)	changes in applicable laws or regulations or generally accepted accounting principles, or the interpretation or enforcement thereof;

(5)

any failure, in and of itself, by the Keurig Partners or any of their Subsidiaries or the JV Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, in the case of this paragraph the underlying cause for such failure may be considered in determining whether there may be a JV Material Adverse Change);

(6)	the credit, financial strength or other ratings of Keurig Parent (provided, however, that, in the case of this paragraph, the underlying cause for such change, event,

circumstance or effect relating to credit, financial strength or other ratings may be considered in determining whether there may be a JV Material Adverse Change); and

(7)

any Effect resulting from (A) the entry into, execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) of the transactions contemplates herein, (B) the announcement of the transactions contemplates herein, or (C) the implementation of the transactions contemplates herein, in each case of clauses (A) through (C), to the extent relating to the identity of the Co-Investor Limited Partner;

and provided, that if any adverse Effect described in subparagraphs (1), (2), (3) and (4) has or would reasonably be expected to have a disproportionate adverse effect on (x) the JV Business or (y) the Keurig Partners and their Subsidiaries, taken as a whole, as compared to similarly situated companies in the industries in which the Keurig Partners operate, the impact of such Effect shall be included for purposes of determining whether a JV Material Adverse Change has occurred or could reasonably be expected to occur.

“KCULC” has the meaning set forth in the Recitals.

“KCULC Contribution” has the meaning set forth in the Recitals.

“KCULC Contribution Agreement” has the meaning set forth in the Recitals.

“KDP Change of Control” means any sale of all or substantially all of the assets or equity of Keurig Parent (or any of its Affiliates other than the JV Entities) or any transaction resulting in any Person or group of Persons acquiring more than 50% of the voting power of Keurig Parent.

“Keurig Entities” means Keurig Parent and its Subsidiaries other than the JV Entities.

“Keurig IP” means all Intellectual Property that is (i) owned or purported to be owned by the Keurig Parties and their Affiliates and (ii) used or held for use in the JV Business.

“Keurig Lux Partner” has the meaning set forth in the Preamble.

“Keurig Merger Agreement” has the meaning set forth in the Recitals.

“Keurig Parent” has the meaning set forth in the Preamble.

“Keurig Parent Audited Financial Statements” has the meaning set forth in Section 2.8(a).

“Keurig Parent Financial Statements” has the meaning set forth in Section 2.8(a).

“Keurig Parent Unaudited Financial Statements” has the meaning set forth in Section 2.8(a).

“Keurig Parties” has the meaning set forth in the Preamble.

“Keurig Partners” has the meaning set forth in the Preamble.

“Keurig Partners Fundamental Representations” means the representations and warranties of the Keurig Partners set forth in Section 2.1 (Organization, Good Standing and Qualification), Section 2.2 (Authority; Approval; Enforceability), Section 2.4 (Capitalization; Subsidiaries), Section 2.15 (No Other Business), Section 2.16 (Brokers), Section 3.1 (Title), Section 3.2 (Organization, Good Standing and Qualification), Section 3.3 (Authority; Approval; Enforceability) and Section 3.4(a)(i) (No Conflict).

“Keurig US Contribution” has the meaning set forth in the Recitals.

“Keurig USA Partner” has the meaning set forth in the Preamble.

“KGM” has the meaning set forth in the Preamble.

“KGMM” has the meaning set forth in the Preamble.

“Knowledge” or any similar phrase means the actual knowledge, after reasonable inquiry, of (a) with respect to the Keurig Partners, Dan Morrell, Michael Merkler and Jonathan Choa and (b) with respect to Co-Investor Limited Partner, Jonathan Bar and Somil Kadakia.

“Kodiak Newco” means Kodiak Newco Inc.

“Kodiak Preferred Stock Investment Agreement” has the meaning set forth in Section 5.9.

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Leased Real Property” means all real property leased, subleased, licensed, used or occupied pursuant to a Lease.

“Leases” means any leases, subleases, licenses and other Contracts used in or held for use in the JV Business, giving the right to occupy or use real property, including all amendments, modifications, guaranties, subordination, non-disturbance and attachment agreements and other Contracts related thereto governing the Real Property.

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in the financial statements or disclosed in the notes thereto.

“Lien” means any lien, charge, pledge, mortgage, easement, right-of-way, covenant, restriction, hypothecation, usufruct, deed of trust, security interest, claim, title retention agreement, encroachment, lease, license, charge, option, covenant, condition, restriction, adverse claim, imperfection of title or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Lien Releases” means such agreements, certificates and other documentation (including UCC-3 termination statements, mortgage releases, intellectual property security releases and deposit account control agreement terminations) as are necessary or as Co-Investor Limited Partner may reasonably request to demonstrate and evidence that, as of the Closing Date, the JV Assets are free from any and all Liens in respect of borrowed money or which relate to the business or assets of Keurig Partners or their Affiliates other than the JV Business.

“Losses” means, with respect to any Person, any and all probable and reasonably foreseeable losses, assessments, damages, Liabilities, Taxes, costs and expenses asserted against, imposed upon or incurred by such Person, including interest, penalties, reasonable attorneys’ fees and expenses, settlement costs, fines, judgments and awards, in each case imposed upon or incurred by such Person.

“made available” means that such information, document or material was provided in the online data room titled “Project Kona”, hosted by Venue, for review by the Parties, in each case, at least twenty-four (24) hours prior to the Effective Date.

“Main JV Agreements” means the A&R LPA, the Wholesale Agreement, the O&M Agreement, the Guaranty, the IP License Agreement, the Risk of Loss Agreement and the Supply Agreements.

“Non-Recourse Party” has the meaning set forth in Section 10.12.

“O&M Agreement” has the meaning set forth in the Recitals.

“Order” means any administrative decision or award, decree, injunction, judgment, directive, determination, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and (e) with respect to any other Person, its comparable organizational documents.

“Owned Real Property” means real property owned by the JV Entities

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, registration, filing or similar consent granted, issued or required by, obtained from or made with a Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or interest or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the accounting books and records prior to the Effective Date, (b) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business for amounts not yet due and payable and which are not, in the aggregate, material to the JV Business, (c) with respect to the Real Property, mortgages and other Liens on the fee simple or other superior interest in such Real Property incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Real Property so long as the same do not, and cannot reasonably be expected to, materially and adversely impair, interfere with or prevent the operation of the JV Business, (d) zoning, building, subdivision or other similar requirements or restrictions so long as the same do not, and cannot reasonably be expected to, individually or in the aggregate, materially and adversely impair, interfere or prevent the operation of the JV Business, (e) other Liens (excluding monetary Liens) that do not, individually or in the aggregate, materially impair the present use and operation, or negatively affect the intended use or value, of the Real Property to which they relate, (f) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the JV Business, (g) licenses, covenants not to assert or other similar rights relating to intellectual property, (h) Liens under leases or capital and equipment leases in the ordinary course of business and (i) Liens that are, individually or in the aggregate, de minimis to the JV Business.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that, alone or in combination with other information held by the JV Business, can be used to specifically identify an individual natural person.

“Pillar Two Rule(s)” means the rules in the document “OECD/G20 Base Erosion and Profit Shifting Project Tax Challenges Arising from Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”, including any associated guidance, published by the OECD, and/or any related or similar national or international (including supranational) laws of any jurisdiction, in each case as issued, amended or replaced from time to time, or as substituted or superseded and overruled by any law, statute, ordinance, regulation or the like as in force from time to time.

“Pillar Two Taxes” means any Tax imposed under any Pillar Two Rule, including for the avoidance of doubt any Tax which is suffered by reason of the disallowance of any deduction or relief, or any other adjustment required, pursuant to any Pillar Two Rule.

“Pre-Closing Tax Period” means any Tax year or other taxable period that ends on or before the Closing Date and, in the case of any Straddle Period, that part of the Tax year or other taxable period through the end of the day on which the Closing occurs.

“Product” has the meaning set forth in the Wholesale Agreement.

“Purchase Price” means and amount equal to $4,000,000,000.

“Real Property” means all Owned Real Property and all Leased Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including the movement or migration of any Hazardous Substances through or in the air, soil, surface water, groundwater, or any structure or building.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Restructuring Steps” has the meaning set forth in the Recitals.

“Risk of Loss Agreement” has the meaning set forth in the Recitals.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the Effective Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s obligations and liabilities on a consolidated basis (including contingent obligations and liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person will not have, on a consolidated basis, unreasonably small capital to conduct the businesses in which it is engaged or intends to be engaged and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts, including contingent and other obligations or liabilities, beyond its ability to pay such debts as they become absolute and mature in the ordinary course of business.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Supply Agreements” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts and levies in the nature of a tax, including all federal, state, local and foreign income, capital gains, estimated, surtax, transfer, business, payroll, profits, franchise, gross receipts, unclaimed property, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy, imputed underpayment and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Authority” means any Governmental Entity having jurisdiction over the administration, assessment, determination or collection of any Tax or the filing or collection or Tax Returns.

“Tax Returns” means any return, election, declaration, report, claim (including claim for refund), estimate or information return or statement or other document relating to Taxes filed or required to be filed with any Tax Authority, including any schedule, supplement or attachment thereto and extension request with respect thereto, and including any amendment thereof.

“Territory” means the United States and Canada.

“Third-Party Claim” has the meaning set forth in Section 9.7.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Expenses” means without duplication, all fees, costs and expenses (including brokerage fees, commissions, or finders’ fees) incurred, or to be incurred or otherwise payable, by or on behalf of the JV, the Keurig Partner or their respective Affiliates in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including legal counsel, financial advisors, investment bankers, accountants) for which, in each case, the JV or its Subsidiaries may be liable.

“Transactions” means transactions contemplated hereby (including the Restructuring Steps) or by the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“U.S. Contributed Assets” has the meaning set forth in the Recitals.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Units” has the meaning set forth in the Recitals.

“Wholesale Agreement” has the meaning set forth in the Recitals.

SCHEDULE 1

Restructuring Steps

See Attached.

SCHEDULE 2

Ownership of Units

SCHEDULE 3

EXHIBIT B

FORM OF A&R LPA

See Attached.

EXHIBIT C

WHOLESALE AGREEMENT

See Attached.

EXHIBIT D

FORM OF O&M AGREEMENT

See Attached.

EXHIBIT E

FORM OF KEURIG PARENT GUARANTY

See Attached.

EXHIBIT F

FORM OF IP LICENSE AGREEMENT

See Attached.

EXHIBIT G

FORM OF TRANSFER INSTRUMENT

See Attached.

EXHIBIT H

FORM OF RISK OF LOSS AGREEMENT

See Attached.

EXHIBIT I

FORM OF AGREEMENT AND PLAN OF MERGER

See Attached.

EXHIBIT J

KODIAK PREFERRED STOCK TERM SHEET

See Attached.

EXHIBIT K

SUPPLY AGREEMENT

See Attached.